Exhibit (a)(1)(i)

OFFER TO EXCHANGE

THE GABELLI UTILITY TRUST

One Corporate Center
Rye, New York 10580-1422

OFFER TO EXCHANGE
ALL OUTSTANDING
SERIES B AUCTION MARKET PREFERRED SHARES,

PAR VALUE $0.001 AND LIQUIDATION PREFERENCE $25,000 PER SHARE
FOR
NEWLY-ISSUED PROMISSORY NOTES

Dated September 6, 2023

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON OCTOBER 11, 2023, UNLESS THE EXCHANGE OFFER IS EXTENDED (SUCH DATE AND
TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).
TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To the Shareholders of The Gabelli Utility Trust:

The Gabelli Utility Trust, a Delaware statutory trust (the “Fund,” “we,” “us,” or “our”), is offering to exchange the Fund’s currently outstanding Series B Auction Market Preferred Shares, par value $0.001 and liquidation preference $25,000 per share (the “Series B Preferred Shares”), for newly-issued promissory notes (the “Notes” and each, a “Note”), with a total principal amount of up to $20,522,700, on the terms and subject to the conditions set forth in this offer to exchange (the “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”), each as may be amended or supplemented from time to time. We refer to this offer, on the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal, as the “Exchange Offer.”

In exchange for its full and fractional Series B Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on October 11, 2023 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, each participating holder of Series B Preferred Shares will receive a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of such Series B Preferred Shares tendered (the “Exchange Consideration”).

For holders that tender Series B Preferred Shares that are accepted for exchange, all accrued and unpaid dividends on such Series B Preferred Shares as of the Expiration Date will be paid in cash within five business days following the consummation of the Exchange Offer.

The Exchange Offer will expire on the Expiration Date, unless extended or earlier terminated by us. Tendered Series B Preferred Shares may be withdrawn at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any tendered shares of Series B Preferred Shares if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on September 6, 2023.

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least 90% of the outstanding Series B Preferred Shares having properly tendered (and not withdrawn) their Series B Preferred Shares at or prior to the Expiration Date. As of June 30, 2023, Bank of America, N.A. (“Bank of America”) owns more than 90% of the outstanding Series B Preferred Shares. In the event that Bank of America does not properly tender substantially all of its Series B Preferred Shares (or determines to withdraw substantially all of its previously tendered Series B Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

The Notes will bear an interest rate of 5.25% annually, and holders of the Notes (each, a “Noteholder” and collectively, the “Noteholders”) will be entitled to receive monthly payments at the rate of $4.375 per $1,000 of principal. The Notes will begin to accrue interest on the Expiration Date. The aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes will be due and payable on December 31, 2024 (the “Maturity Date”). The Fund may prepay the Notes in whole or in part at any time or from time to time without penalty or premium.

The Notes will not be listed on any securities exchange. The Notes may be assigned or transferred by each Noteholder to any individual or entity.

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be downloaded from the SEC’s website at www.sec.gov. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov). Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The Notes do not represent a deposit or obligation of, and is not guaranteed or endorsed by, any bank or other insured depository institution, and is not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to offer the Notes in any state where the offer or sale is not permitted. You should not assume that the information contained in this Offer to Exchange is accurate as of any date other than the date of this Offer to Exchange.

IMPORTANT

THE FUND MAKES NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER, AND, IF THEY CHOOSE TO DO SO, THE AMOUNT OF SERIES B PREFERRED SHARES TO EXCHANGE.

BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER ANY SHAREHOLDERS SHOULD PARTICIPATE IN THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THE CONTENTS OF THIS OFFER TO EXCHANGE ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH SHAREHOLDER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS AND TAX ADVICE. INVESTMENT IN THE NOTE MAY NOT BE SUITABLE FOR ALL SHAREHOLDERS.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Exchange Offer may be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GUT.info@investor.morrowsodali.com).

FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward-looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund, Gabelli Funds, LLC (the “Investment Adviser”) or any of its respective affiliates or any other person or entity of the results that will actually be achieved by the Fund. None of the Fund, the Investment Adviser or its respective affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition.

TABLE OF CONTENTS

NOTICE TO INVESTORS	1
SUMMARY TERM SHEET	2
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	6
DESCRIPTION OF THE NOTES	11
USE OF PROCEEDS	12
CAPITALIZATION	13
ASSET COVERAGE RATIOS	14
SPECIAL CHARACTERISTICS AND RISKS OF THE NOTES	15
CERTAIN EMPLOYEE BENEFIT PLAN AND IRA CONSIDERATIONS	19
SELECTED HISTORICAL FINANCIAL DATA	21
THE EXCHANGE OFFER	22
INVESTMENT OBJECTIVE AND POLICIES	33
RISK FACTORS AND SPECIAL CONSIDERATIONS	34
DESCRIPTION OF THE FUND’S SHARES	37
CERTAIN MATERIAL DIFFERENCES BETWEEN OUR SERIES B PREFERRED SHARES AND THE NOTES	39
TAXATION	40
CUSTODIAN, TRANSFER AGENT, AUCTION AGENT AND DIVIDEND DISBURSING AGENT	43
AGREEMENTS INVOLVING THE FUND AND ITS SECURITIES	44
INDEMNIFICATION	47
PROPOSALS AND PLANS	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50
TRANSACTIONS IN SERIES B PREFERRED SHARES	51
INCORPORATION BY REFERENCE	52
CERTAIN SECURITIES LAWS CONSIDERATIONS	54
ADDITIONAL INFORMATION	55
APPENDIX A	A-1
APPENDIX B	B-1

NOTICE TO INVESTORS

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this Offer to Exchange, other than those contained in, or incorporated by reference into, this Offer to Exchange. If given or made, such information or representations may not be relied upon as having been authorized by us.

In making an investment decision, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Offer to Exchange is correct in all material respects as of the date hereof. Neither the delivery of this Offer to Exchange nor the consummation of the Exchange Offer will create the implication that the information contained herein is correct at any time after the date hereof; however, if a material change occurs in the information contained in this Offer to Exchange, we will disseminate promptly disclosure of the change to you. Our business, financial condition, results of operations and prospects may change after that date.

No representation is made to any holder regarding the legality of an investment in the Notes under any applicable securities laws or similar laws or regulations. The contents of this Offer to Exchange are not to be construed as legal, financial or tax advice. Holders should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to the Exchange Offer. Questions regarding the Exchange Offer, requests for assistance in tendering your Series B Preferred Shares or requests for additional copies of this Offer to Exchange circular or the Letter of Transmittal should be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GUT.info@investor.morrowsodali.com).

SUMMARY TERM SHEET

This Summary Term Sheet sets forth certain terms of the Notes and the Exchange Offer. This section outlines certain specific legal and financial terms of the Notes that are more generally described under the headings “Description of the Notes,” “Special Characteristics and Risks of the Notes” and “Description of the Securities.” Capitalized terms used in this Summary Term Sheet and not otherwise defined shall have the meanings ascribed to them elsewhere in this Offer to Exchange or in the Form of Note (as defined herein) governing and establishing the terms of the Notes.

The Fund	The Gabelli Utility Trust is a diversified, closed-end management investment company registered under the Investment Company Act of 1940 Act, as amended (the “1940 Act”). Throughout this Offer to Exchange, we refer to The Gabelli Utility Trust as the “Fund” or as “we.”

The Fund was organized as a Delaware statutory trust on February 25, 1999, and commenced its investment operations on July 9, 1999. The Fund’s outstanding common shares, par value $0.001 per share, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “GUT” and the Fund’s 5.375% Series C Cumulative Preferred Shares, liquidation preference $25.00 per share (“Series C Preferred Shares”), are listed on the NYSE under the symbol “GUT PrC.” The Fund’s Series B Preferred Shares are not traded on a stock exchange. The Series B Preferred Shares and Series C Preferred Shares (collectively, the “Existing Preferred Shares”) have the same seniority with respect to distributions and liquidation preference.

Gabelli Funds, LLC (the “Investment Adviser”) serves as investment adviser to the Fund.

Securities Subject to the Exchange Offer	Series B Auction Market Preferred Shares, par value $0.001 and liquidation preference $25,000 per share.

Holders Eligible to Participate in the Exchange Offer	All holders of the Series B Preferred Shares are eligible to participate in the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

No Recommendation	Neither we, our Board of Trustees (the “Board” and each member of the Board individually a “Trustee”), the Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Series B Preferred Shares and the Notes, your liquidity needs, your investment objectives and any other factors you deem relevant.

The Exchange Offer may not be suitable for all shareholders. You should consider carefully all of the information set forth and incorporated by reference in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors and Special Considerations” before deciding whether to participate in the Exchange Offer.

Exchange Consideration	In exchange for its full and fractional Series B Preferred Shares properly tendered (and not validly withdrawn) by the Expiration Date and accepted by us, each participating holder of Series B Preferred Shares will receive a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of such Series B Preferred Shares tendered (the “Exchange Consideration”).

For holders that tender Series B Preferred Shares that are accepted for exchange, all accrued and unpaid dividends on such Series B Preferred Shares as of the Expiration Date will be paid in cash within five business days following the consummation of the Exchange Offer.

See “The Exchange Offer—Terms of the Exchange Offer.” If you have questions, please call the Information Agent at the toll-free number below.

Withdrawal

You may withdraw previously tendered Series B Preferred Shares at any time before the Expiration Time on the Expiration Date. In addition, you may withdraw any tendered Series B Preferred Shares if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on September 6, 2023.

To withdraw previously tendered Series B Preferred Shares, you are required to submit a notice of withdrawal to the Depositary (as defined below), in accordance with the procedures described herein and in the Letter of Transmittal. See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least 90% of the outstanding Series B Preferred Shares having properly tendered (and not withdrawn) their Series B Preferred Shares at or prior to the Expiration Date. As of June 30, 2023, Bank of America, N.A. (“Bank of America”) owns more than 90% of the outstanding Series B Preferred Shares. In the event that Bank of America does not properly tender substantially all of its Series B Preferred Shares (or determines to withdraw substantially all of its previously tendered Series B Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer.

For a complete description of the conditions of the Exchange Offer, see “The Exchange Offer—Conditions to the Exchange Offer.”

Expiration Date

The Exchange Offer will expire at 5:00 p.m., New York City time (the “Expiration Time”), on October 11, 2023, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated, the “Expiration Date”).

We, in our sole discretion, may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. If we decide to extend the Expiration Date, we will announce any extension by press release or other public announcement no later than 9:00 a.m., Eastern time, on the first business day following the previously scheduled Expiration Date. See “The Exchange Offer—Expiration Date” and “—Extension, Termination or Amendment.”

Settlement Date	We currently anticipate that the settlement date in respect of Series B Preferred Shares validly surrendered and accepted for exchange in the Exchange Offer will occur on October 16, 2023 (three business days after the Expiration Date).

How to Tender your Series B Preferred Shares	If you wish to tender all or any part of your Series B Preferred Shares, you should either:

(i) deliver such Series B Preferred Shares pursuant to the procedures for book-entry transfers set forth in the section “The Exchange Offer—Procedure for Tendering” prior to the Expiration Date; or

(ii) request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you.

If you have Series B Preferred Shares registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Series B Preferred Shares.

To tender your Series B Preferred Shares, you must follow the procedures described in the materials enclosed herewith. The Fund may reject any tender not fully in compliance with these procedures.

See “The Exchange Offer—Procedure for Tendering.”

If you have questions, please contact the Investment Adviser (telephone number: (914) 921-5070 or toll free: (800) GABELLI; email: ClosedEnd@Gabelli.com).

Principal Amount of the Notes	The Notes will have a total principal amount of up to $20,522,700. Each participating holder of Series B Preferred Shares will receive a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of its full and fractional Series B Preferred Shares tendered.

Interest Payment Dates for the Notes	Monthly interest payments will be made no later than 5:00 p.m. on the last day of each calendar month (each, an “Interest Payment Date”), commencing on October 31, 2023 (if any Interest Payment Date is not a business day, then on the next succeeding business day). Such payments will be made through The Depository Trust Company (“DTC”).

See “Special Characteristics and Risks of the Notes—Interest Payments.”

Interest Rate

The Notes will bear an interest rate of 5.25% annually, and each holder of the Notes (each, a “Noteholder” and collectively, the “Noteholders”) will be entitled to receive monthly payments at the rate of $4.375 per $1,000 of principal. The Notes will begin to accrue interest on the Expiration Date.

See “Special Characteristics and Risks of the Notes—Interest Rate.”

Maturity Date	The aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes will be due and payable on December 31, 2024 (the “Maturity Date”).

Prepayment	The Fund may prepay the Notes in whole or in part at any time or from time to time without any penalty or premium by paying the principal amount to be prepaid together with accrued interested thereon to the date of prepayment.

Transferability of the Notes	The Notes will not be listed on an exchange. The Notes may be assigned or transferred by each Noteholder to any individual or entity.

Taxation	See “Taxation” for a discussion of certain U.S. federal income tax considerations with respect to the Exchange Offer.

ERISA	See “Certain Employee Benefit Plan and IRA Considerations.”

Depositary and Information Agent	The Fund has retained Computershare Trust Company, N.A. (“Computershare”) (150 Royall Street, Canton, MA 02021) to act as depositary (“Depositary”) and Morrow Sodali (333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902) to act as information agent (“Information Agent”) for the Exchange Offer for the Exchange Offer

Custodian, Transfer Agent and Dividend Disbursing Agent

The Bank of New York Mellon Corporation (“BNY Mellon”), located at 240 Greenwich Street, New York, NY 10286, serves as the custodian (the “Custodian”) of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee based upon the average weekly value of the total assets of the Fund, plus certain charges for securities transactions.

Computershare Trust Company, N.A. (“Computershare”), located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan (the “Plan”), and as transfer agent and registrar with respect to the common shares of the Fund.

Computershare also serves as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the Series C Preferred Shares.

Computershare will serve as the transfer agent, registrar and paying agent with respect to the Notes.

BNY Mellon, located at 101 Barclay Street, New York, New York 10286, serves as the auction agent, transfer agent, registrar, dividend paying agent and redemption agent with respect to the Series B Preferred Shares. See “Custodian, Transfer Agent, Auction Agent and Dividend Disbursing Agent.”

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are certain questions regarding the Exchange Offer that you may have as a holder of the Series B Preferred Shares and the answers to those questions. We urge you to read carefully this entire Offer to Exchange, including the sections entitled “Risk Factors and Special Considerations” and the documents incorporated by reference into this Offer to Exchange.

1.	Who is making the Exchange Offer?

The Fund, a Delaware statutory trust and the issuer of the Series B Preferred Shares, is making the Exchange Offer.

The Fund’s Board met on July 7, 2023 to consider and approve the Exchange Offer.

The address of the Fund’s principal executive office is One Corporate Center, Rye, New York 10580, and its telephone number at that address is (914) 921-5100.

2.	What is the purpose of the Exchange Offer?

Since February 2008, the periodic auctions for auction-rate securities like the Series B Preferred Shares have generally not attracted sufficient clearing bids for there to be a successful auction. As a result, for the Series B Preferred Shares, the dividend rate for each series of the Series B Preferred Shares has been the maximum rate. The current maximum rate for Series B Preferred Shares is 200 basis points greater than the seven day ICE LIBOR rate on the date of such auction. The United Kingdom’s Financial Conduct Authority (“FCA”), which regulates LIBOR, has ceased publishing all LIBOR settings. Since December 31, 2021, the seven day ICE LIBOR rate has ceased to be published and is no longer representative. Because the Series B Preferred Shares have no other effective alternative rate setting provision, a last-resort fallback of fixing this LIBOR-based reference rate at its last published rate applies. The last published seven day ICE LIBOR rate was 0.076%, which resulted in a maximum rate for Series B Preferred Shares of 2.076% for all failed auctions after December 31, 2021. In the absence of successful future auctions that establish dividend rates based on prevailing short term interest rates, this result could lead to divergent and unexpected economic results for the Fund and holders of the Series B Preferred Shares. The Fund believes that the Exchange Offer will afford investors desiring to exit their position in the Series B Preferred Shares an opportunity to do so.

3.	Are you making a recommendation whether I should tender my Series B Preferred Shares in the Exchange Offer?

No. While we believe the Exchange Offer provides benefits to the Fund and to holders of the Series B Preferred Shares, the Exchange Offer may not be suitable, or equally suitable, for all holders of the Series B Preferred Shares, and the decision as to whether to tender Series B Preferred Shares in the Exchange Offer will not be the same for all holders. Neither we, our Board, the Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Series B Preferred Shares and the Notes, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Special Characteristics and Risks of the Notes” and “Risk Factors and Special Considerations—Risks Related to the Exchange Offer.”

4.	Who may participate in the Exchange Offer?

The Exchange Offer is being made exclusively to existing holders of the Series B Preferred Shares.

5.	What will I receive in the Exchange Offer if some or all of my Series B Preferred Shares are validly tendered and accepted for exchange?

In exchange for its full and fractional Series B Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on October 11, 2023 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, each participating holder of Series B Preferred Shares will receive the Exchange Consideration of a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of its full and fractional Series B Preferred Shares tendered. For holders that tender Series B Preferred Shares that are accepted for exchange, all accrued and unpaid dividends on such Series B Preferred Shares as of the Expiration Date will be paid in cash within five business days following the consummation of the Exchange Offer.

6.	Do I have a choice as to whether to participate in the Exchange Offer?

Yes. You have the choice of retaining your Series B Preferred Shares or exchanging such shares for the Exchange Consideration. Holders of Series B Preferred Shares are not required to tender their shares in the Exchange Offer. If you do not tender your Series B Preferred Shares in the Exchange Offer, you will continue to hold such shares.

7.	Will the holders of the Notes be entitled to vote at the Fund’s next Annual Meeting of Shareholders?

No. Noteholders will not be shareholders of the Fund and, thus, will have no voting rights with respect to the Fund or any proposals presented for shareholder vote at the Fund’s next Annual Meeting of Shareholders.

8.	May I tender only a portion of my Series B Preferred Shares?

Yes. You may choose to tender any or all of your Series B Preferred Shares.

9.	What do you intend to do with the Series B Preferred Shares that are exchanged in the Exchange Offer?

Series B Preferred Shares accepted for exchange by us in the Exchange Offer will be cancelled.

10.	When will the Exchange Offer Expire? Under what circumstances can the Exchange Offer be extended, amended or terminated, and how will I be notified of such extension, amendment or termination?

Unless extended or earlier terminated, the Exchange Offer will expire at 5:00 p.m. New York City time, on October 11, 2023.

We reserve the right to extend the Exchange Offer for any reason at all, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this Offer to Exchange or waive a material condition to such Exchange Offer. During any extension of the Exchange Offer, Series B Preferred Shares that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer at any time prior to the Expiration Date. If the Exchange Offer is terminated, no Series B Preferred Shares tendered in the Exchange Offer will be accepted for exchange and any Series B Preferred Shares that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.

11.	How do I tender my Series B Preferred Shares in the Exchange Offer?

To tender Series B Preferred Shares, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, together, in the case of certificated shares, with the certificates representing your shares, to the Depositary, not later than the time the Exchange Offer expires. The Letter of Transmittal is enclosed with this Offer to Exchange. If your Series B Preferred Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Series B Preferred Shares through DTC. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Exchange Offer, you may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two (2) NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. In all cases, tendered Series B Preferred Shares will be exchanged for the Exchange Consideration only after timely receipt by the Depositary of such Series B Preferred Shares (or of a confirmation of a book-entry transfer of such shares as described in “Terms of the Exchange Offer—Procedure for Tendering”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares. If you need assistance tendering your Series B Preferred Shares, please contact the Depositary whose address and telephone numbers are located on the back cover page of this Offer to Exchange.

If you have questions, please call the Information Agent at the toll-free number on the back cover of this Offer to Exchange. See “Terms of the Exchange Offer—Procedure for Tendering.”

12.	What must I do if I want to withdraw my Series B Preferred Shares from the Exchange Offer?

You may withdraw previously tendered Series B Preferred Shares at any time before the expiration of the Exchange Offer. Any Series B Preferred Shares not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Series B Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

If you tendered your Series B Preferred Shares through DTC, a withdrawal of your Series B Preferred Shares will be effective if you and your broker or other securities intermediary comply with the appropriate procedures of DTC’s automated system prior to the expiration of the Exchange Offer or after the expiration of 40 business days after the commencement of the Exchange Offer if any Series B Preferred Shares you have tendered have not been accepted by us. Any notice of withdrawal must identify the Series B Preferred Shares to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Your broker or other securities intermediary can assist you with this process. See “The Exchange Offer—Withdrawal of Tenders.”

13.	What are the conditions to consummation of the Exchange Offer?

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least 90% of the outstanding Series B Preferred Shares having properly tendered (and not withdrawn) their Series B Preferred Shares at or prior to the Expiration Date. As of June 30, 2023, Bank of America owns more than 90% of the outstanding Series B Preferred Shares. In the event that Bank of America does not properly tender substantially all of its Series B Preferred Shares (or determines to withdraw substantially all of its previously tendered Series B Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

The Fund has entered into an agreement with Bank of America, pursuant to which Bank of America has agreed to tender 100% of the Series B Preferred Shares it beneficially owns into this Exchange Offer (the “Share Exchange Agreement”). See “Agreements Involving the Fund and its Securities—Share Exchange Agreement” of this Offer to Exchange for additional information.

14.	How will my rights and obligations as a holder of Series B Preferred Shares be affected if I do not participate in the Exchange Offer?

The terms of any Series B Preferred Shares that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer.

15.	When and how will I receive the Exchange Consideration in exchange for my tendered Series B Preferred Shares?

If all terms and conditions to the Exchange Offer are satisfied or waived, we will pay the Exchange Consideration in exchange for validly tendered and not withdrawn Series B Preferred Shares, promptly after the Expiration Date. We refer to the date on which such exchange is made as the “settlement date.” We currently anticipate the Exchange Offer settlement date will occur on October 16, 2023 (three business days after the Expiration Date), although the date is subject to change as described in this Offer to Exchange. We reserve the right to delay settlement pending receipt of any required governmental or regulatory approvals. See “The Exchange Offer—Tender of Series B Preferred Shares; Acceptance of Series B Preferred Shares.”

16.	What are the principal terms of the Notes?

The Notes will bear an interest rate of 5.25% annually, and Noteholders will be entitled to receive monthly payments at the rate of $4.375 per $1,000 of principal. The Notes will begin to accrue interest on the Expiration Date. The aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes will be due and payable on the Maturity Date of December 31, 2024. The Fund may prepay the Notes in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interested thereon to the date of prepayment.

Monthly interest payments will be made no later than 5:00 p.m. on the last day of each calendar month (each, an “Interest Payment Date”), commencing on October 31, 2023 (if any Interest Payment Date is not a business day, then on the next succeeding business day). Such payments will be made through DTC.

See “Description of the Notes” and “Special Characteristics and Risks of the Notes.”

17.	Will the Notes be freely transferable? Will it be listed on a securities exchange?

The issuance of the Notes upon exchange of the Series B Preferred Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received assume the character of the exchanged securities for purposes of the Securities Act. As discussed below in the section entitled “Certain Securities Laws Considerations,” we expect that the Notes issued in the Exchange Offer to persons who are not affiliated with us will be freely transferable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption.

The Notes will not be listed on any securities exchange. The Notes may be assigned or transferred by each Noteholder to any individual or entity.

18.	What are the tax consequences of the Exchange Offer to me?

Receipt of Notes in redemption of Series B Preferred Shares will, for U.S. federal income tax purposes, be treated as a taxable transaction for “U.S. holders” (as defined in the section “Taxation”). The redemption will be treated as either a sale of the redeemed shares or a dividend paid with respect to your ownership of our stock, with such determination made on a holder by holder basis, taking into account certain facts and circumstances. The U.S. federal income tax consequences of the Exchange Offer are complex. You should consult with your own tax advisor regarding the tax consequences of exchanging your Series B Preferred Shares

If the redemption of Series B Preferred Shares from a Non-U.S. holder (as defined in the section “Taxation”) is treated as a dividend for U.S. federal income tax purposes, such dividend will be subject to a 30% U.S. withholding tax on the Exchange Consideration (unless the Non-U.S. holder is eligible to claim a lower rate of tax based on qualification for benefits under a tax treaty with the United States). A Non-U.S. holder that tenders Series B Preferred Shares pursuant to the Exchange Offer will have their shares accepted for exchange pursuant to the Exchange Offer only if such Non-U.S. holder pays us an amount sufficient to satisfy our withholding obligation based on an assumption that the exchange of shares pursuant to the Exchange Offer constitutes a dividend for U.S. federal income tax purposes. If you are a Non-U.S. holder, you should consult with your own tax advisor regarding the U.S. and local jurisdiction tax consequences to you of participating in the Exchange Offer. See “Taxation.”

19.	Whom can I contact for additional information?

If you would like additional copies, without charge, of this Offer to Exchange, or if you have questions regarding the Exchange Offer or require assistance in tendering your Series B Preferred Shares, please contact the Fund’s Information Agent, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GUT.info@investor.morrowsodali.com).

Holders of Series B Preferred Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

DESCRIPTION OF THE NOTES

The following is a brief description of the terms of the Notes. This is not a complete description and is subject to and entirely qualified by reference to the Form of Note (the “Form of Note”), attached to this Offer to Exchange as Appendix A. Any capitalized terms in this section and the “Special Characteristics and Risks of the Notes” section of this Offer to Exchange that are not defined have the meaning assigned to them in the Form of Note.

The Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”), as amended from time to time, provides that the Board may authorize the Fund to borrow money, and to enter into an agreement such as the Notes. The Board has previously approved the Notes and the terms of this Exchange Offer. Each participating holder of Series B Preferred Shares will receive a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of its full and fractional Series B Preferred Shares tendered.

The Notes will bear an interest rate of 5.25% annually, and interest will accrue and be paid monthly at the rate of $4.375 per $1,000 of principal. The Notes will begin to accrue interest on the Expiration Date. Monthly interest payments will be made with respect to the Notes no later than 5:00 p.m. on the last day of each Interest Payment Date, commencing on October 31, 2023 (if any Interest Payment Date is not a business day, then on the next succeeding business day). Such payments will be made through DTC. The aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes will be due and payable on December 31, 2024 (previously defined as the “Maturity Date”). The Fund may prepay the Notes in whole or in part at any time or from time to time without any penalty or premium by paying the principal amount to be prepaid together with accrued interested thereon to the date of prepayment.

The Notes are not an equity interest in the Fund and, thus, will have no voting rights with respect to any matters presented to Fund shareholders, or any other matters relating to the Fund unless otherwise required by law.

The issuance of the Notes upon exchange of the Series B Preferred Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received assume the character of the exchanged securities for purposes of the Securities Act. As discussed below in the section entitled “Certain Securities Laws Considerations,” we expect that the Notes issued in the Exchange Offer to persons who are not affiliated with us will be freely transferable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption.

The Notes will not be listed on any securities exchange. The Notes may be assigned or transferred by each Noteholder to any individual or entity.

The disclosure set forth in this Description of the Notes and under the heading “Special Characteristics and Risks of the Notes” is intended to be a summary of the material provisions of the Notes. Since this Description of the Notes is only a summary, you should refer to the Form of Note for a complete description of the obligations of the Fund and your rights. In the event that any provision described in the disclosure set forth in this Description of the Notes and under the heading “Special Characteristics and Risks of the Notes” is inconsistent with any description contained elsewhere in this Offer to Exchange, the disclosure set forth in this Description of the Notes and under the heading “Special Characteristics and Risks of the Notes” will apply and supersede the description found elsewhere in this Offer to Exchange.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer.

CAPITALIZATION

The following table sets forth (i) the audited capitalization of the Fund as of December 31, 2022, and (ii) the unaudited capitalization of the Fund as adjusted to reflect the consummation of the Exchange Offer assuming the exchange of 900 Series B Preferred Shares for the Notes with a total principal amount of $20,522,700. The actual size of the Exchange Offer will vary depending on the number of Series B Preferred Shares validly tendered and not properly withdrawn.

	Actual (audited)	As adjusted (unaudited)
Cumulative Preferred Shares, $0.001 par value per share, unlimited shares authorized	$72,180,650	$49,680,650
(The “Actual” column reflects the Fund’s outstanding capitalization of preferred shares as of December 31, 2022, consisting of 900 Series B Preferred Shares and 1,987,226 Series C Preferred Shares. The “As adjusted” column reflects the Fund’s outstanding capitalization of Preferred Shares, assuming the exchange of 900 Series B Preferred Shares.)
Shareholders’ equity applicable to Common Shares:
Common Shares, $0.001 par value per share; unlimited shares authorized	73,943	73,943
(The “Actual” and “As Adjusted” column reflects the Fund’s outstanding capitalization of 73,943,148 Common Shares as of December 31, 2022.)
Paid-in surplus*	231,107,364	232,883,764
Total distributable earnings	39,031,634	39,031,634
Net assets attributable to Common Shares	270,212,941	271,989,341
Liquidation preference of Preferred Shares	72,180,650	49,680,650
Principal amount of Notes	-	20,522,700
Net assets, plus the liquidation preference of Preferred Shares and principal amount of Notes	342,393,591	342,192,691

*	As adjusted paid-in surplus reflects the exchange of 900 Series B Preferred Shares at the exchange ratio of 91.212%, and a deduction for the estimated expenses of the Exchange Offer borne by the Fund of $200,000.

For financial reporting purposes, the Fund will deduct the liquidation preference of its outstanding preferred shares from “net assets,” so long as the senior securities have redemption features that are not solely within the control of the Fund. Thus for accounting purposes, the Fund’s preferred shares will be treated as debt (rather than equity). For all regulatory purposes, the Fund’s preferred shares will be treated as equity (rather than debt).

The Fund will issue Notes in exchange for properly tendered Series B Preferred Shares. The difference between the fair value of the Notes and the carrying value of the Series B Preferred Shares will be accounted for as an increase to net assets attributable to common shareholders through distributable earnings.

ASSET COVERAGE RATIOS

Immediately after the issuance of the Notes, the Notes are required to have an asset coverage of at least 300%. As required by Section 18 of the 1940 Act, the Notes prohibit the Fund from declaring any dividend (except a dividend payable in stock of the Fund), or any other distribution, upon any outstanding common shares or preferred shares, or the purchase of any such shares, unless, in every such case, the Notes have at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage of at least 300% after deducting the amount of such dividend, distribution, or purchase price, as the case may be, except that dividends may be declared upon any preferred shares of the Fund if the Notes have an asset coverage of at least 200% at the time of declaration thereof after deducting the amount of such dividend. The term “asset coverage” for purposes of calculating the asset coverage of the Notes means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund. As of the date of this Offer to Exchange, Notes are expected to have asset coverage on the date of issuance of the Notes of approximately 1,507%, assuming the Notes are issued with a total principal amount of $20,522,700 in the Exchange Offer.

In addition, pursuant to Section 18 of the 1940 Act, the Fund generally will not be permitted to declare any dividend, or declare any other distribution, upon any outstanding common shares, purchase any common shares or issue preferred shares, unless, in every such case, all preferred shares issued by the Fund have at the time of declaration of any such dividend or distribution or at the time of any such purchase or issuance an asset coverage of at least 200% after deducting the amount of such dividend, distribution, or purchase price, as the case may be. The term “asset coverage” for purposes of calculating the asset coverage of the Fund’s preferred shares means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund plus the aggregate of the involuntary liquidation preference of the preferred shares. The involuntary liquidation preference refers to the amount to which the preferred shares would be entitled on the involuntary liquidation of the Fund in preference to a security junior to them. As of the date of this Offer to Exchange, the Fund’s Series C Preferred Shares are expected to have asset coverage on the date of issuance of the Notes of approximately 622%, assuming all of the Series B Preferred Shares are exchanged for the Notes and the Notes are issued with a total principal amount of $20,522,700 in the Exchange Offer.

SPECIAL CHARACTERISTICS AND RISKS OF THE NOTES

Interest Payments

The Notes will bear an interest rate of 5.25% annually, and interest will accrue and be paid monthly at the rate of $4.375 per $1,000 of principal. The Notes will begin to accrue interest on the Expiration Date. Monthly interest payments will be made with respect to the Notes no later than 5:00 p.m. on the last day of each calendar month (each, an “Interest Payment Date”), commencing on October 31, 2023 (if any Interest Payment Date is not a business day, then on the next succeeding business day). Such payments will be made through DTC.

Asset Coverage Requirements and Restrictions on Payments

Immediately after the issuance of the Notes, the Notes are required to have an asset coverage of at least 300% (as provided for in Section 18 of the 1940 Act). The term “asset coverage” for purposes of calculating the asset coverage of the Notes means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund.

The Notes prohibit the Fund from declaring of any dividend (except a dividend payable in stock of the Fund), or the declaration of any other distribution, upon any outstanding common shares or preferred shares, or the purchase of any such shares, unless, in every such case, the Notes have at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage of at least 300% (as provided for in Section 18 of the 1940 Act) after deducting the amount of such dividend, distribution, or purchase price, as the case may be, except that dividends may be declared upon any preferred shares if the Notes have an asset coverage of at least 200% (as provided for in Section 18 of the 1940 Act) at the time of declaration thereof after deducting the amount of such dividend.

The term “senior security” does not include any promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of the total assets of the Fund at the time when the loan is made. A loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 days and is not extended or renewed; otherwise it is presumed not to be for temporary purposes. For purposes of determining whether the 200% and 300% asset coverage requirements described above apply in connection with dividends or distributions on or purchases or redemptions of the Fund’s common shares and preferred shares, the asset coverages may be calculated on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of the applicable determination.

Voting Rights

The Notes do not represent an equity interest in the Fund. Except as otherwise provided in the Fund’s Agreement and Declaration of Trust and by-Laws, as each may be amended from time to time (together, the “Governing Documents”) or a resolution of the Board, or as required by applicable law, Noteholders will have no power to vote on any matters submitted to common or preferred shareholders of the Fund, or any other matters relating to the Fund.

Ratings

The Series B Preferred Shares are rated by Moody’s Investors Service, Inc. (“Moody’s”) and/or Fitch Ratings Inc. (“Fitch”). It is not expected that the Notes will be rated.

Maturity Date and Prepayment

The aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes will be due and payable on the Maturity Date. The Fund may prepay the Notes in whole or in part at any time or from time to time without any penalty or premium by paying the principal amount to be prepaid together with accrued interested thereon to the date of prepayment.

Events of Default and Remedies

An event of default (each, an “Event of Default”) will have occurred under the Notes upon the occurrence and continuance of any of the following: (A) the Fund fails to pay (i) any principal amount of the Notes when due, or (ii) any interest on the Notes within five (5) business days after the date such amount is due (each of (i) and (ii), a “Non-Payment Event of Default”); (B) the Notes fail to have an asset coverage (calculated in accordance with Section 18 of the 1940 Act) of at least 100% on the last business day of each of twenty-four (24) consecutive calendar months; or (C) the Notes fail to have an asset coverage (calculated in accordance with Section 18 of the 1940 Act) of at least 300% on the last business day of any calendar month and such failure has not been cured by the last business day of the next calendar month. Promptly after it becomes aware that an Event of Default has occurred or an event that with the passage of time and/or the giving of notice would become an Event of Default (a “Potential Event of Default”), and in any event within five (5) business days, the Fund will notify each Noteholder in writing of the occurrence of such Event of Default (or Potential Event of Default).

Upon the occurrence and during the continuance of a Non-Payment Event of Default, interest at a rate of 10.50% annually will be payable on the amount not timely paid (which rate will, for the avoidance of doubt, be paid in lieu of, and not in addition to, the interest rate of 5.25% annually payable on the Notes), provided that such rate will in no event exceed the maximum rate of interest permitted under applicable law (the “Default Rate”), to the extent permitted by law. This interest will accrue at the Default Rate until the unpaid amount, together with interest thereon, has been paid in full. Upon the occurrence and during the continuance of any Event of Default, the Noteholders of a majority of the then-outstanding aggregate principal amount of the Notes may, by written notice to the Fund, declare the outstanding principal amount of the Notes and accrued and unpaid interest thereon immediately due and payable. Upon the occurrence and during the continuance of any Event of Default, the Fund will not declare any distributions (including, without limitation, dividends, redemptions and repurchases) on common shares (except a dividend payable in common shares of the Fund) until such Event of Default has been cured.

Priority

The Notes will have higher priority in the Fund’s capital structure than the Fund’s common shares and preferred shares and, therefore, the Notes will have seniority over such shares with respect to the payment of interest and upon the distribution of the Fund’s assets.

Book-Entry System, Form and Delivery

Beneficial owners of Notes generally will not receive certificates representing their ownership interests in the Notes. The Notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, DTC, New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of the beneficial owners as direct and indirect participants in DTC. Investors will hold interests in a global note through DTC, either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

Unless and until it is exchanged for individual certificates evidencing Notes under the limited circumstances described below, a global note may not be transferred except in whole, but not in part, by DTC to Cede & Co., as its nominee, or by DTC or Cede & Co. to a successor depositary or to a nominee of the successor depositary.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NYSE American LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The ownership interest of a Noteholder, which we sometimes refer to as a “beneficial owner,” is recorded on the direct and indirect participants’ records. Beneficial owners of Notes are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they hold Notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. As noted above, beneficial owners generally will not receive certificates representing their ownership interests in the global notes.

To facilitate transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the Notes. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

In any case where an action of Noteholders may be required with respect to the Notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the Notes will be made to Cede & Co., as nominee of DTC.

DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is the Fund’s responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, holders of Notes will not be entitled to have Notes registered in their names and will not receive physical delivery of Notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the Notes.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in Notes.

DTC is under no obligation to provide its services as a depositary for the Notes and may discontinue providing its services at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

We have provided the descriptions of the operations of DTC in this Offer to Exchange solely as a matter of convenience. We take no responsibility for the accuracy of this information. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time.

Risks of Investing in the Notes

Risk is inherent in all investing. Therefore, before investing in the Notes you should consider the risks carefully. See “Risk Factors and Special Considerations” below for further information. Primary risks associated with an investment in the Notes include:

Liquidity Risk. Currently, there is no public market for the Notes, and none is expected to develop. The Notes will not be listed on any securities exchange. The Notes may be assigned or transferred by each Noteholder to any individual or entity. An investment in the Notes should be considered illiquid.

Prepayment Risk. The Fund may at any time prior to the Maturity Date prepay the Notes in whole or in part in its sole discretion without payment of any premium or penalty. Investors may not be able to reinvest the proceeds of any prepayment in an investment providing the same or a higher interest rate than that of the Notes.

Nonpayment Risk. If the Fund were to be subject to a bankruptcy, liquidation or Event of Default, the Fund may be unable to make payments of the unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes. In such instances, a Noteholder’s ability to recover any outstanding principal and interest or other payments due with respect to the Notes may be limited.

Interest Rate Risk. The Notes will accrue interest at a fixed rate. Prices of fixed income investments tend to vary inversely with changes in market yields. The market yields on securities comparable to the Notes may increase and exceed the fixed interest rate of the Notes. Additionally, if interest rates rise prior to the Maturity Date, securities comparable to the Notes may pay higher interest rates than the Notes.

Common Share Repurchases. Repurchases of common shares by the Fund may reduce the net asset coverage of the Notes, which could adversely affect its liquidity, if any, or result in an Event of Default.

Market Value Risk. The market value for the Notes, if any, will be influenced by changes in interest rates, the perceived credit quality of the Notes and other factors, and may be higher or lower than the principal amount of the Notes. There is currently no market for the Notes, and none is expected to develop.

CERTAIN EMPLOYEE BENEFIT PLAN AND IRA CONSIDERATIONS

The following is a summary of certain considerations associated with the tender and exchange of Series B Preferred Shares and acquisition of the Notes pursuant to the Exchange Offer by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” (within the meaning of Section 3(42) of ERISA and regulations promulgated under ERISA) of any such plan, account or arrangement (each, a “Benefit Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Benefit Plan and prohibit certain transactions involving the assets of a Benefit Plan and its fiduciaries or certain other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Benefit Plan or the management or disposition of the assets of such a Benefit Plan, or who renders investment advice for a fee or other compensation to such a Benefit Plan, is generally considered to be a fiduciary of the Benefit Plan. Neither we, our Board, our Investment Adviser, the Information Agent nor any affiliate or representative of any of the foregoing (“Transaction Parties”) has provided or will provide any investment advice within the meaning of 3(21) of ERISA to a Benefit Plan, or to any fiduciary or other person investing the assets of the Benefit Plan in connection with the Exchange Offer, including the acquisition and holding of the Notes pursuant thereto.

Moreover, governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA) (each such governmental, church and foreign plan referred to as a “Non-ERISA Plan,” and together with Benefit Plans, referred to herein as “Plans”), are not subject to the fiduciary responsibility or prohibited transaction (discussed below) provisions of Title I of ERISA or Section 4975 of the Code, but may be subject to state, federal or other laws or regulations substantively similar to such portions of ERISA or Section 4975 of the Code (“Similar Law”).

In considering whether to tender Series B Preferred Shares pursuant to the Exchange Offer (including the resulting investment in the Notes) of a portion of the assets of any Plan, a fiduciary or other person considering the investment should determine whether such tender and resulting investment in the Notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, Section 4975 of the Code and Similar Law including, without limitation, to the extent applicable, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA and the Code. The decision to tender Series B Preferred Shares pursuant to the Exchange Offer (including the acquisition of the Notes pursuant thereto) by a fiduciary for a Plan should be considered in light of, but not limited to, such requirements.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Benefit Plan and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Benefit Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and such parties and fiduciaries causing a Benefit Plan to engage in such transactions may be subject to other penalties and liabilities under ERISA and/or the Code (or with respect to certain Benefit Plans, such as IRAs, a prohibited transaction may cause the Benefit Plan to lose its tax-exempt status). In this regard, the U.S. Department of Labor has issued certain prohibited transaction class exemptions (“PTCEs”) that potentially may apply to otherwise prohibited transactions that may arise in connection with a tender pursuant to the Exchange Offer and the resulting investment in the Notes by a Benefit Plan. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, PTCE 84-24 respecting purchases of shares in investment companies and PTCE 75-1 respecting sales of securities. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Benefit Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Benefit Plan involved in the transaction) solely by reason of providing services to the Benefit Plan or by relationship to a service provider, provided that the Benefit Plan neither receives nor pays more than adequate consideration. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plans considering tendering Series B Preferred Shares and acquiring the Notes pursuant to the Exchange Offer in reliance on these exemptions or any other exemption should carefully review an exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied, or that any exemption will be applicable to all otherwise prohibited transactions which may occur as a result of a Benefit Plan’s tender of Series B Preferred Shares and resulting acquisition of the Notes pursuant to the Exchange Offer.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or other violations of ERISA or Similar Law, it is particularly important that fiduciaries, or other persons considering tendering Series B Preferred Shares and investing in the Notes pursuant to the Exchange Offer on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Law to such investment and whether an exemption would be applicable to the tender of Series B Preferred Shares and the purchase and holding of the Notes and whether the tender of Series B Preferred Shares and the purchase and holding of the Notes otherwise will be in compliance with the applicable provisions of ERISA, Section 4975 of the Code and Similar Law.

By its tender and exchange of Series B Preferred Shares (including interests therein) and consequent investment in the Notes, each acquiror holder will be deemed to represent and warrant that either (i) it is not holding the Series B Preferred Shares and will not hold the Notes acquired pursuant to the Exchange Offer, or any interest therein, with the assets of a Plan or (ii) neither its exchange of the Series B Preferred Shares nor the acquisition and holding (nor disposition) of the Notes or any interest therein by it will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Further, if the tendering shareholder is a Plan, such shareholder will be deemed to have represented and warranted that (1) none of the Transaction Parties has acted as the Plan’s fiduciary (within the meaning of ERISA, the Code, or Similar Laws), or has been relied upon for any advice, with respect to the exchange of Series B Preferred Shares and the investment in the Notes, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to tender Series B Preferred Shares, or to acquire, continue to hold or transfer the Notes.

The offer to tender Series B Preferred Shares and the sale of the Notes to a Plan is in no respect a recommendation by any Transaction Party with respect to whether any Plan should tender Series B Preferred Shares or acquire the Notes pursuant to the Exchange Offer or that that such a transaction and subsequent investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Each holder of Series B Preferred Shares has exclusive responsibility for ensuring that its tender of Series B Preferred Shares and the consequent acquisition and holding (and subsequent disposition) of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

SELECTED HISTORICAL FINANCIAL DATA

The Fund’s audited financial statements for the fiscal year ended December 31, 2022 are incorporated by reference to the Fund’s annual report to shareholders for the fiscal year ended December 31, 2022 on Form N-CSR, filed with the SEC on March 9, 2023.

The Fund’s audited financial statements for the fiscal year ended December 31, 2021 are incorporated by reference to the Fund’s annual report to shareholders for the fiscal year ended December 31, 2021 on Form N-CSR, filed with the SEC on March 4, 2022.

THE EXCHANGE OFFER

No Recommendation

THE EXCHANGE OF SERIES B PREFERRED SHARES FOR THE NOTE IN THE EXCHANGE OFFER MAY NOT BE SUITABLE FOR YOU. NEITHER WE, OUR BOARD, OUR INVESTMENT ADVISER, THE INFORMATION AGENT, THE DEPOSITARY, NOR ANY AFFILIATE OF ANY OF THE FOREGOING NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SERIES B PREFERRED SHARES IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE EXCHANGE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE VALUE OF THE SERIES B PREFERRED SHARES, THE VALUE OF THE NOTE, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS AND SPECIAL CONSIDERATIONS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Purpose and Effects of the Exchange Offer

Since February 2008, the periodic auctions for auction-rate securities like the Series B Preferred Shares have generally not attracted sufficient clearing bids for there to be a successful auction. As a result, for the Series B Preferred Shares, the dividend rate for each series of the Series B Preferred Shares has been the maximum rate. The current maximum rate for Series B Preferred Shares is 200 basis points greater than the seven day ICE LIBOR rate on the date of such auction. The United Kingdom’s Financial Conduct Authority (“FCA”), which regulates LIBOR, has ceased publishing all LIBOR settings. Since December 31, 2021, the seven day ICE LIBOR rate has ceased to be published and is no longer representative. Because the Series B Preferred Shares have no other effective alternative rate setting provision, a last-resort fallback of fixing this LIBOR-based reference rate at its last published rate applies. The last published seven day ICE LIBOR rate was 0.076%, which resulted in a maximum rate for Series B Preferred Shares of 2.076% for all failed auctions after December 31, 2021. In the absence of successful future auctions that establish dividend rates based on prevailing short term interest rates, this result could lead to divergent and unexpected economic results for the Fund and holders of the Series B Preferred Shares. The Fund believes that the Exchange Offer will afford investors desiring to exit their position in the Series B Preferred Shares an opportunity to do so.

Following the consummation of the Exchange Offer (including cash payment of all accrued and unpaid dividends on the Series B Preferred Shares), we will no longer have any payment obligations with respect to Series B Preferred Shares that are exchanged. For holders that tender Series B Preferred Shares that are accepted for exchange, all accrued and unpaid dividends on such Series B Preferred Shares will be paid in cash within five business days following the consummation of the Exchange Offer.

The Fund has entered into the Share Exchange Agreement with Bank of America, pursuant to which Bank of America has agreed to tender 100% of the Series B Preferred Shares it beneficially owns into this Exchange Offer. See “Agreements Involving the Fund and its Securities—Share Exchange Agreement” of this Offer to Exchange for additional information. With Bank of America’s intent to tender 100% of the Series B Preferred Shares it beneficially owns into this Exchange Offer, and taking into account that it owns more than 90% of the Series B Preferred Shares, the Fund believes that the Exchange Offer will provide a benefit to shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Exchange Offer and other factors.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and the Letter of Transmittal, we are offering to exchange the newly-issued Notes with a total principal amount resulting from the Exchange Consideration, for up to 100% of the Series B Preferred Shares validly tendered and not withdrawn prior to the Expiration Date. The Exchange Offer will commence on September 6, 2023, and terminate on the Expiration Date, or such later date to which the Fund may extend the Exchange Offer.

Number of Series B Shares and Principal Amount of the Notes. As of July 18, 2023, we had issued and outstanding 900 Series B Preferred Shares. As of July 18, 2023, the Trustees and executive officers of the Fund did not own any Series B Preferred Shares. Our Trustees and executive officers and their respective affiliates are entitled to participate in the Exchange Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so.

The actual principal amount of the Notes outstanding immediately following completion of the Exchange Offer will depend on the number of Series B Preferred Shares tendered and exchanged in the Exchange Offer.

Exchange Consideration. In exchange for its full and fractional Series B Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date and accepted by us, each participating holder of Series B Preferred Shares will receive a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of Series B Preferred Shares tendered.

Limited Offering

We are making the Exchange Offer only to existing holders of Series B Preferred Shares in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders from holders of Series B Preferred Shares. Our officers, Trustees and employees may solicit tenders from holders of Series B Preferred Shares and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Expiration Date

The term “Expiration Date” means 5:00 p.m., New York City time, on October 11, 2023, unless we extend the period of time for which the Exchange Offer is open, in which case the term “Expiration Date” means the latest time and date on which the Exchange Offer, as so extended, expires.

DTC and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

If the Exchange Offer expires or terminates without any Series B Preferred Shares being accepted by us following the expiration or termination of the Exchange Offer, you will continue to hold your Series B Preferred Shares.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, in our sole discretion. We will extend the expiration date of the Exchange Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Series B Preferred Shares previously tendered and not properly withdrawn will remain subject to the Exchange Offer and subject to your right to withdraw your Series B Preferred Shares in accordance with the terms of the Exchange Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to (i) amend or make changes to the terms of the Exchange Offer, including the conditions to the Exchange Offer and (ii) delay our acceptance or our acquisition of any Series B Preferred Shares pursuant to the Exchange Offer or terminate the Exchange Offer and not accept or acquire any Series B Preferred Shares not previously accepted or acquired, upon the determination that any of the conditions of the Exchange Offer exist and have not been waived, as determined by us.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. If we amend the Exchange Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Exchange Offer as required by law if the Exchange Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of Series B Preferred Shares being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Series B Preferred Shares, such modification will be applicable to all holders of Series B Preferred Shares whose Series B Preferred Shares are accepted pursuant to the Exchange Offer and if, at the time notice of any such modification is first published, sent or given to holders of Series B Preferred Shares, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., Eastern time.

We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer. If the Exchange Offer is terminated, no Series B Preferred Shares tendered in the Exchange Offer will be accepted for exchange and any Series B Preferred Shares that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

Tender of Series B Preferred Shares; Acceptance of Series B Preferred Shares

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, all Series B Preferred Shares validly tendered and not properly withdrawn. The settlement date is expected to be as soon as practicable after the expiration date. We currently anticipate the Exchange Offer settlement date will occur on October 16, 2023 (three business days after the Expiration Date). In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any Series B Preferred Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or exchange for, the Series B Preferred Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the Series B Preferred Shares deposited by, or on behalf of, holders, promptly after the termination or withdrawal of the Exchange Offer.

For purposes of the Exchange Offer, we will be deemed to have accepted (and thereby acquired) Series B Preferred Shares validly tendered, and not properly withdrawn, if and when we notify the Depositary of our acceptance of the tenders from the holders of Series B Preferred Shares pursuant to the Exchange Offer.

Upon the terms and subject to the conditions of the Exchange Offer, we will deliver the Notes in exchange for Series B Preferred Shares to the Depositary, which will act as agent for tendering holders for the purpose of receiving the Notes from us and transmitting the Notes through a book-entry transfer or otherwise to such tendering holders whose Series B Preferred Shares have been accepted. Tendering holders of Series B Preferred Shares that hold through securities accounts with direct or indirect participants in DTC will be registered as Noteholders in the name of DTC’s nominee and security entitlements will be allocated by DTC and DTC participants to those holders’ securities accounts.

Under no circumstances will we pay interest on the Exchange Consideration (other than interest payments payable under the terms of the Notes), regardless of any delay in making such delivery or extension of the Expiration Date.

If, prior to the Expiration Date, we increase the Exchange Consideration to be paid for each Series B Preferred Share tendered pursuant to this Exchange Offer, we will pay or deliver such increased Exchange Consideration for all such Series B Preferred Shares acquired pursuant to the Exchange Offer, whether or not such Series B Preferred Shares were tendered prior to such increase in Exchange Consideration.

In all cases, delivery to a tendering holder of the Exchange Consideration for Series B Preferred Shares accepted pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of the confirmation of a book-entry transfer of the Series B Preferred Shares into the designated account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “—Procedure for Tendering.”

If we do not accept any tendered Series B Preferred Shares pursuant to the terms of the Exchange Offer for any reason, those Series B Preferred Shares will be credited back to the appropriate account promptly following expiration or termination of the Exchange Offer.

All Series B Preferred Shares that are validly tendered and accepted by us in the Exchange Offer will, upon our instruction, be surrendered by the Depositary to us for cancellation.

Procedure for Tendering

Valid Tender of Series B Preferred Shares. For shareholders to validly tender shares under the Exchange Offer:

●	the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Exchange, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal, before the Expiration Date, or

●	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Exchange Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable dead-line.

We recommend that shareholders who hold Series B Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

Signature Guarantees. No signature guarantee is required: (a) if the Letter of Transmittal is signed by the registered holder of the Series B Preferred Share (which term, for purposes of this Offer to Exchange, shall include any participant in DTC, referred to as the “Book-Entry Transfer Facility,” whose name appears on a security position listing as the owner of the Series B Preferred Shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (b) if Series B Preferred Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Medallion Program approved by the Securities Transfer Association, Inc. or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Consideration for Series B Preferred Shares tendered and accepted for exchange under the Exchange Offer will be distributed only after timely receipt by the Depositary of (a) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility as described above, (b) a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and (c) any other documents required by the applicable Letter of Transmittal.

Method of Delivery. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

Book-Entry Delivery. The Depositary will establish an account for the Series B Preferred Shares at DTC for purposes of the Exchange Offer within two (2) business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Series B Preferred Shares by causing DTC to transfer such Series B Preferred Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Series B Preferred Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Series B Preferred Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash dividends in connection with the Exchange Offer, a U.S. holder surrendering shares in the Exchange Offer must, unless an exemption applies, provide the Depositary with such U.S. holder’s correct TIN (as defined in Section 13) on an U.S. Internal Revenue Service Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a U.S. holder does not provide such U.S. holder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such U.S. holder and payment of cash to such U.S. holder pursuant to the Exchange Offer may be subject to backup withholding of 24%. All U.S. holders surrendering shares pursuant to the Exchange Offer should complete and sign the main signature form and the Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Fund and the Depositary). Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. holders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate IRS Form W-8 (instead of an IRS Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders. A non-U.S. holder may be subject to a 30% U.S. federal withholding tax on the Exchange Consideration. As described in “Taxation,” gain recognized pursuant to the Exchange Offer may qualify as capital gain or the Exchange Consideration may constitute a taxable dividend, depending on a particular shareholder’s facts and circumstances. A Non-U.S. holder that tenders Series B Preferred Shares pursuant to the Exchange Offer will have their shares accepted for exchange pursuant to the Exchange Offer only if such Non-U.S. holder pays us an amount sufficient to satisfy our withholding obligation based on an assumption that the exchange of shares pursuant to the Exchange Offer constitutes a dividend for U.S. federal income tax purposes. A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if the non-U.S. holder meets the tests that would characterize the gain as capital gain (as opposed to a dividend) with respect to which the non-U.S. holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Guaranteed Delivery. If a shareholder desires to tender Series B Preferred Shares in the Exchange Offer and the shareholder’s share certificates are not immediately available or the shareholder cannot deliver the share certificates to the Depositary before the Expiration Date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder may nevertheless tender the Series B Preferred Shares, provided that the shareholder satisfies all of the following conditions:

●	the shareholder makes the tender by or through an Eligible Institution;

●	the Depositary receives by mail or overnight courier, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

●	the Depositary receives the Series B Preferred Shares certificates, in proper form for transfer, or confirmation of book-entry transfer of the Series B Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, and including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, within two (2) NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, registered mail, or email transmission (at canoticeofguarantee@computershare.com) before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

If you hold shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

Return of Unpurchased Shares. If any tendered Series B Preferred Shares are not exchanged under the Exchange Offer or are properly withdrawn before the applicable Expiration Date, or if less than all Series B Preferred Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Series B Preferred Shares will be returned promptly after the expiration or termination of the Exchange Offer or the proper withdrawal of the Series B Preferred Shares, as applicable, or, in the case of Series B Preferred Shares tendered by book-entry transfer at the book-entry transfer facility, the Series B Preferred Shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of Series B Preferred Shares to be accepted, the consideration to be received in respect of any Series B Preferred Shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Series B Preferred Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any Series B Preferred Shares that we determine are not in proper form or the acceptance for exchange of or exchange for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Exchange Offer with respect to a tender unless we waive that condition for all tenders made in the Exchange Offer. Our interpretation of the terms of the Exchange Offer will be final and binding on all parties. No tender of Series B Preferred Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of the Fund, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement. A tender of Series B Preferred Shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering shareholder’s representation and warranty to the Fund that:

●	the shareholder has a net long position in the Series B Preferred Shares or equivalent securities at least equal to the Series B Preferred Shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

●	the tender of Series B Preferred Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Series B Preferred Shares for that person’s own account unless, at the time of tender and at the end of the Exchange Offer (including any extensions thereof), the person so tendering:

●	has a net long position equal to or greater than the amount tendered in the Series B Preferred Shares, or has securities immediately convertible into, or exchangeable or exercisable for, the Series B Preferred Shares, and

●	will deliver or cause to be delivered the Series B Preferred Shares in accordance with the terms of the Exchange Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for exchange of Series B Preferred Shares tendered under the Exchange Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Exchange Offer.

Lost or Destroyed Certificates. Shareholders whose share certificate for part or all of their Series B Preferred Shares has been lost, stolen, misplaced or destroyed may contact the Depositary, at (877) 248-6417, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive the Exchange Consideration for Series B Preferred Shares that are tendered and accepted for exchange. The shareholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We recommend that shareholders whose share certificate has been lost, stolen, misplaced or destroyed contact the Depositary immediately in order to permit timely processing of this documentation.

SHAREHOLDERS MUST DELIVER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT’S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE FUND. THE FUND WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE FUND WILL NOT CONSTITUTE A PROPER TENDER OF SHARES.

Fees. If you own your Series B Preferred Shares through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Series B Preferred Shares on your behalf, such institution may charge you a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges will apply.

Binding Agreement. Our acceptance of Series B Preferred Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Exchange Offer.

Effects of Tenders

By tendering your Series B Preferred Shares as set forth above, you irrevocably appoint the Depositary and the Fund and their designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Series B Preferred Shares tendered and accepted by us, including to (i) transfer the tendered Series B Preferred Shares to, or to the order of, the Fund and (ii) surrender the tendered Series B Preferred Shares and instruct the Depositary to deliver the underlying Series B Preferred Shares to, or to the order of, the Fund. Such appointment will be automatically revoked if we do not accept all of the Series B Preferred Shares that you have tendered. All such powers and proxies shall be considered coupled with an interest in the tendered Series B Preferred Shares and therefore shall not be revocable; provided that the Series B Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Exchange Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Series B Preferred Shares are properly withdrawn.

Withdrawal of Tenders

You may properly withdraw Series B Preferred Shares that you tender at any time prior to the Expiration Date of the Exchange Offer, which is 5:00 p.m., New York City time, on October 11, 2023, unless we extend it. Any Series B Preferred Shares not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Series B Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Exchange. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Series B Preferred Shares that the shareholder wishes to withdraw and the name of the registered holder of the Series B Preferred Shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Series B Preferred Shares have been tendered for the account of an Eligible Institution.

If a shareholder has tendered Series B Preferred Shares under the procedure for book-entry transfer, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Series B Preferred Shares and must otherwise comply with the book-entry transfer facility’s procedures.

If we extend the Exchange Offer, are delayed in our acceptance of the Series B Preferred Shares or are unable to accept Series B Preferred Shares pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Depositary may retain tendered Series B Preferred Shares, and that Series B Preferred Shares may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Any Series B Preferred Shares withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no consideration will be given, unless the Series B Preferred Shares so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn Series B Preferred Shares may be re-tendered by following the procedures described above under “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date of the Exchange Offer.

None of us, our Investment Adviser, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Series B Preferred Shares properly withdrawn will be deemed to not have been validly tendered for purposes of the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, the Fund will not be required to accept any Series B Preferred Shares tendered, or provide the Exchange Consideration, and may also terminate or amend the Exchange Offer or may postpone the acceptance of Series B Preferred Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Fund to have occurred) that, in the Fund’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Exchange Offer or with consummation of the Exchange Offer:

●	holders of an aggregate of at least 90% of the outstanding Series B Preferred Shares have not properly tendered (and not withdrawn) their Series B Preferred Shares at or prior to the Expiration Date;

●	there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or the Fund or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Fund’s reasonable judgment, seeks to or could, directly or indirectly:

○	make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Exchange Offer, the acquisition of some or all of the Series B Preferred Shares pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer;

○	make the acceptance of the Series B Preferred Shares or the provision of the Exchange Consideration illegal or otherwise restrict or prohibit completion of the Exchange Offer;

○	delay or restrict the ability of the Fund, or render the Fund unable, to accept some or all of the Series B Preferred Shares or offer the Exchange Consideration pursuant to the Exchange Offer; or

○	materially and adversely affect our and or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to accept some or all of the Series B Preferred Shares pursuant to the Exchange Offer;

●	there shall have occurred any of the following:

○	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

○	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

○	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

○	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, or the trading in the Series B Preferred Share;

○	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

●	we learn that:

○	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Exchange Offer, has occurred or is threatened;

○	any change or changes have occurred or are threatened in our or any subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any subsidiaries or affiliates or the benefits of the Exchange Offer to us; or

○	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Exchange Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment.

The foregoing conditions are for the sole benefit of the Fund and may be waived by the Fund, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time until the Exchange Offer shall have expired or been terminated. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

Notwithstanding the foregoing conditions, the Fund reserves the right, in its sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the Expiration Date of the Exchange Offer. If the Exchange Offer is terminated, no Series B Preferred Shares tendered in the Exchange Offer will be accepted for exchange and any Series B Preferred Shares that have been tendered for exchange will be returned to the holder promptly after the termination at our expense. See “—Extension, Termination and Amendment” above.

Source of Funds

We do not need any outside funds to effect the Exchange Offer. No cash is required for the this issuance of Notes exchanged in the Exchange Offer, and all accrued and unpaid dividends on Series B Preferred Shares tendered in the Exchange Offer will be paid for with cash on hand.

No Exchange Listing of the Notes

The Series B Preferred Shares are not listed on any securities exchange. The Notes will not be listed on any securities exchange.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of Series B Preferred Shares pursuant to the Exchange Offer. We intend to make all required filings under the Exchange Act.

Information Agent and Depositary

Morrow Sodali LLC is acting as Information Agent and Computershare Trust Company, N.A. is acting as Depositary in connection with the Exchange Offer. The Information Agent may contact holders of Series B Preferred Shares by mail, telephone, facsimile and/or other customary means and may request brokers and other securities intermediaries to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Depositary will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

In addition, we will request that brokers and other securities intermediaries forward copies of this Offer to Exchange to the beneficial owners of Series B Preferred Shares and will provide reimbursement for the cost of forwarding such material. We will not pay any fees or commissions to brokers, other securities intermediaries or other persons (other than as described above) for soliciting tenders from holders of Series B Preferred Shares in connection with the Exchange Offer.

You should rely only on the information contained in this Offer to Exchange. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Investment Adviser, the Information nor the Depositary has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Fund or its subsidiaries since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire, and are seeking tenders from holders of the Series B Preferred Shares only in jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Holders who tender their Series B Preferred Shares through a broker or other securities intermediary may be charged a fee by their broker or other securities intermediary for doing so. Such holders should consult their broker or other securities intermediary to determine whether any charges will apply.

Exchange Offer Fees and Expenses

We will pay brokers and other securities intermediaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer and related documents to the beneficial owners of Series B Preferred Shares and in handling or forwarding of Series B Preferred Shares by their customers.

In connection with the Exchange Offer, our officers, directors and employees may solicit tenders from the holders of Series B Preferred Shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. They will not be separately compensated for these services.

No brokerage commissions will be payable by tendering holders of Series B Preferred Shares to us or the Depositary. Holders who tender their Series B Preferred Shares through a broker or other securities intermediary should contact such institution as to whether it charges any service fees.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Additional Information.”

INVESTMENT OBJECTIVE AND POLICIES

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Investment Objectives and Strategies”, which is incorporated by reference herein, for a discussion of the Fund’s investment objective and policies.

RISK FACTORS AND SPECIAL CONSIDERATIONS

In addition to the other information contained in this Offer to Exchange and the information incorporated by reference herein, you should consider carefully the following risk factors relating to us and the Exchange Offer before considering whether to participate in the Exchange Offer. These risk factors are not the only risks that we may face.

Risks Related to the Exchange Offer

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Series B Preferred Shares.

Neither we, our Board, our Investment Adviser, the Information Agent, the Depositary nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the Noteholders for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

The exchange of Series B Preferred Shares for Notes will constitute a taxable event for U.S. federal income tax purposes.

Receipt of Notes in redemption of Series B Preferred Shares will, for U.S. federal income tax purposes, be treated as a taxable transaction for “U.S. holders” (as defined in the section “Taxation”). The redemption will be treated as either a sale of the redeemed shares or a dividend paid with respect to your ownership of our stock, with such determination made on a holder by holder basis, taking into account certain facts and circumstances. If you receive Notes for Series B Preferred Shares pursuant to the Exchange Offer, you may be required to pay cash taxes in advance of receiving payments on the Notes. In that case you would need to have other funds available to pay any such taxes. The U.S. federal income tax consequences of the Exchange Offer are complex. You should consult with your own tax advisor regarding the tax consequences of exchanging your Series B Preferred Shares for Notes. See “Taxation.”

If the redemption of Series B Preferred Shares from a Non-U.S. holder (as defined in the section “Taxation”) is treated as a dividend for U.S. federal income tax purposes, such dividend will be subject to a 30% U.S. withholding tax (unless the Non-U.S. holder is eligible to claim a lower rate of tax based on qualification for benefits under a tax treaty with the United States). A Non-U.S. holder that tenders Series B Preferred Shares pursuant to the Exchange Offer will have their shares accepted for exchange pursuant to the Exchange Offer only if such Non-U.S. holder pays us an amount sufficient to satisfy our withholding obligation based on an assumption that the exchange of shares pursuant to the Exchange Offer constitutes a dividend for U.S. federal income tax purposes. If you are a Non-U.S. holder, you should consult with your own tax advisor regarding the U.S. and local jurisdiction tax consequences to you of participating in the Exchange Offer. See “Taxation.”

Bank of America may not tender all of its Series B Preferred Shares, in which event the Fund may, in its sole discretion, terminate the Exchange Offer.

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least 90% of the outstanding Series B Preferred Shares having properly tendered (and not withdrawn) their Series B Preferred Shares at or prior to the Expiration Date. As of June 30, 2023, Bank of America owns more than 90% of the outstanding Series B Preferred Shares. In the event that Bank of America does not properly tender substantially all of its Series B Preferred Shares (or determines to withdraw substantially all of its previously tendered Series B Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer.

Shareholders who do not participate in the Exchange Offer may not be able to later sell their Series B Preferred Shares at an auction.

Shareholders who determine not to participate in the Exchange Offer may not be able to later sell their Series B Preferred Shares at an auction if the auction fails, i.e., if more auction market preferred shares are offered for sale than there are buyers for those shares. Also, if you place an order (a hold order) at an auction to retain Series B Preferred Shares only at a specified rate that exceeds the rate set at the auction, you will not retain your Series B Preferred Shares. Additionally, if you place a hold order without specifying a rate below which you would not wish to continue to hold your shares and the auction sets a below-market rate, you will receive a lower rate of return on your shares than the market rate. Finally, the dividend period may be changed, subject to certain conditions and with notice to the holders of the Series B Preferred Shares, which could also affect the liquidity of your investment. Due to market disruption, most auction market preferred share auctions have been unable to hold successful auctions and holders of such shares have suffered reduced liquidity. Since February 2008, all of the auctions of the Series B Preferred Shares have failed. Holders of the Series B Preferred Shares have continued to receive their dividends on the Series B Preferred Shares at the applicable maximum rate determined by reference to short term rates, rather than at a price set by auction. At present, the maximum rate for Series B Preferred Shares is 200 basis points greater than the seven day ICE LIBOR rate on the date of such auction. Because the Series B Preferred Shares have no other effective alternative rate setting provision, a last-resort fallback of fixing this LIBOR-based reference rate at its last published rate applies. The last published seven day ICE LIBOR rate was 0.076%, which resulted in a maximum rate for Series B Preferred Shares of 2.076% for all failed auctions after December 31, 2021. A failed auction is not a default and the Fund has no obligation to redeem its Series B Preferred Shares because the auctions continue to fail. There can be no assurance that liquidity will improve.

Shareholders who do not participate in the Exchange Offer may be subject to secondary market risk.

Shareholders who determine not to participate in the Exchange Offer and try to later sell their Series B Preferred Shares between auctions may not be able to sell them for their liquidation preference per share or such amount per share plus accumulated dividends. If the Fund has designated a special dividend period of more than seven days, changes in interest rates could affect the price you would receive if you sold your shares in the secondary market. Broker-dealers that maintain a secondary trading market for the Series B Preferred Shares are not required to maintain this market, and the Fund is not required to redeem Series B Preferred Shares if either an auction or an attempted secondary market sale fails because of a lack of buyers. The Series B Preferred Shares are and will not be registered on a stock exchange. If you sell your Series B Preferred Shares to a broker-dealer between auctions, you may receive less than the price you paid for them, especially when market interest rates have risen since the last auction or during a special dividend period.

Leverage Risk

The Fund’s use of leverage, which can be described as exposure to changes in price at a ratio greater than the amount of equity invested, either through the issuance of preferred shares, borrowing or other forms of market exposure, magnifies both the favorable and unfavorable effects of price movements in the investments made by the Fund. The Fund’s leveraged capital structure creates special risks not associated with unleveraged funds having similar investment objectives and policies. As the Fund is utilizing leverage, a decline in NAV could affect the ability of the Fund to make payments of interest or principal on the Notes when due.

The Fund’s leveraged capital structure creates special risks not associated with unleveraged funds having similar investment objectives and policies. The Fund uses financial leverage for investment purposes by issuing preferred shares. As of December 31, 2022, the amount of leverage represented approximately 21% of the Fund’s total net assets. All series of the Fund’s preferred shares have the same seniority with respect to distributions and liquidation preference. Preferred shares have seniority over common shares with respect to distributions and upon liquidation of the Fund. The Notes have seniority over the Fund’s common shares and preferred shares with respect to interest and upon liquidation of the Fund.

If the Fund were to be subject to a bankruptcy, liquidation or Event of Default, the Fund may be unable to make payments of the unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes. Currently, there is no public market for the Notes, and none is expected to develop. The Notes will not be listed on any securities exchange. The Notes may be assigned or transferred by each Noteholder to any individual or entity. An investment in the Notes should be considered illiquid. If interest rates rise prior to the Maturity Date, securities comparable to the Notes may pay higher interest rates than the Notes.

Legislation Risk

At any time after the date of this Offer to Exchange, legislation may be enacted that could negatively affect the assets of the Fund. Legislation or regulation may change the way in which the Fund itself is regulated. The Investment Adviser cannot predict the effects of any new governmental regulation that may be implemented and there can be no assurance that any new governmental regulation will not adversely affect the Fund’s ability to achieve its investment objective.

Cyber Security Risk

The Fund and its service providers are susceptible to cyber security risks that include, among other things, theft, unauthorized monitoring, release, misuse, loss, destruction or corruption of confidential and highly restricted data; denial of service attacks; unauthorized access to relevant systems, compromises to networks or devices that the Fund and its service providers use to service the Fund’s operations; or operational disruption or failures in the physical infrastructure or operating systems that support the Fund and its service providers. Cyber attacks against or security breakdowns of the Fund or its service providers may adversely impact the Fund and the holders of its securities, potentially resulting in, among other things, financial losses; the inability of Fund security holders to transact business and the Fund to process transactions; inability to calculate the Fund’s NAV; violations of applicable privacy and other laws; regulatory fines, penalties, reputational damage, reimbursement or other compensation costs; and/or additional compliance costs. The Fund may incur additional costs for cyber security risk management and remediation purposes. There can be no assurance that the Fund or its service providers will not suffer losses relating to cyber attacks or other information security breaches in the future.

Misconduct of Employees and of Service Providers Risk

Misconduct or misrepresentations by employees of the Investment Adviser or the Fund’s service providers could cause significant losses to the Fund. Employee misconduct may include binding the Fund to transactions that exceed authorized limits or present unacceptable risks and unauthorized trading activities, concealing unsuccessful trading activities (which, in any case, may result in unknown and unmanaged risks or losses) or making misrepresentations regarding any of the foregoing. Losses could also result from actions by the Fund’s service providers, including, without limitation, failing to recognize trades and misappropriating assets. In addition, employees and service providers may improperly use or disclose confidential information, which could result in litigation or serious financial harm, including limiting the Fund’s business prospects or future marketing activities. Despite the Investment Adviser’s due diligence efforts, misconduct and intentional misrepresentations may be undetected or not fully comprehended, thereby potentially undermining the Investment Adviser’s due diligence efforts. As a result, no assurances can be given that the due diligence performed by the Investment Adviser will identify or prevent any such misconduct. The occurrence of any such events may impact the Fund’s ability to make principal or interest payments on the Notes.

DESCRIPTION OF THE FUND’S SHARES

The following is a brief description of the terms of the Fund’s common and preferred shares. This description does not purport to be complete and is qualified by reference to the Fund’s Agreement and Declaration of Trust and its By-Laws. For complete terms of the common and preferred shares, please refer to the actual terms of such series, which are set forth in the Governing Documents.

Common Shares

The Fund is authorized to issue an unlimited number of shares of beneficial interest, par value $0.001 per share, in multiple classes and series thereof as determined from time to time by the Board. The Board has authorized issuance of an unlimited number of shares of two classes, the common shares and preferred shares. Each share within a particular class or series thereof has equal voting, dividend, distribution and liquidation rights. The common shares are not redeemable and have no preemptive, conversion or cumulative voting rights. In the event of liquidation, each common share is entitled to its proportion of the Fund’s assets after payment of debts and expenses and the amounts payable to holders of the Fund’s preferred shares ranking senior to the common shares of the Fund as described below.

The Fund’s common shareholders vote as a single class to elect the Fund’s Board and on additional matters with respect to which the 1940 Act, the Governing Documents or resolutions adopted by the Trustees provide for a vote of the Fund’s common shareholders. The Fund’s common shareholders and preferred shareholders vote together as a single class, except that the preferred shareholders vote as a separate class to elect two of the trustees of the Fund.

Preferred Shares

Currently, an unlimited number of the Fund’s shares have been classified by the Board as preferred shares, par value $0.001 per share. The terms of each series of preferred shares may be fixed by the Board and may materially limit and/or qualify the rights of the holders of the Fund’s common shares. As of June 30, 2023, the Fund had outstanding 900 shares of Series B Preferred and 1,987,226 shares of Series C Preferred Shares.

At all times, holders of shares of the Fund’s preferred shares outstanding, voting as a single class, will be entitled to elect two members of the Board, and holders of the preferred shares and common shares, voting as a single class, will elect the remaining trustees.

For the Series B Preferred Shares, the dividend rates are typically set by an auction process that is generally held every seven days, and are typically expected to vary with short term interest rates. Since February 2008, the number of the Series B Preferred Shares subject to bid orders by potential holders has been less than the number of shares of Series B Preferred Shares sell orders. Holders that have submitted sell orders have not been able to sell any or all of the Series B Preferred Shares for which they have submitted sell orders. Therefore the weekly auctions have failed, and the dividend rate has been the maximum rate. The current maximum rate for Series B Preferred Shares is 200 basis points greater than the seven day ICE LIBOR rate on the date of such auction. The liquidation preference of the Series B Preferred Shares is $25,000 per share plus accumulated but unpaid dividends (whether or not earned or declared) through the date of redemption. The Fund generally may redeem the outstanding Series B Preferred Shares, in whole or in part, at any time other than during a non-call period. The Series B Preferred Shares is not traded on any public exchange.

Distributions on the Series C Preferred Shares accumulate at an annual rate of 5.375% of the liquidation preference of $25 per share, are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26 and December 26 of each year. The Fund’s outstanding Series C Preferred Shares is redeemable at the liquidation preference plus unpaid dividends (whether or not earned or declared) through the date of redemption at the option of the Fund following the expiration of the five year call protection on May 31, 2021. The Series C Preferred Shares are listed and traded on the NYSE under the symbol “GUT PrC.”

If the Fund issues any additional series of preferred shares, it will pay dividends to the holders at a fixed rate, which may be reset after an initial period.

Upon a liquidation, each holder of preferred shares will be entitled to receive out of the assets of the Fund available for distribution to shareholders (after payment of claims of the Fund’s creditors but before any distributions with respect to the Fund’s common shares or any other class of capital shares of the Fund ranking junior to the preferred shares as to liquidation payments) an amount per share equal to such share’s liquidation preference plus any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such shareholders shall be entitled to no further participation in any distribution or payment in connection with such liquidation. Each series of preferred shares ranks on a parity with any other series of preferred shares of the Fund as to the payment of distributions and the distribution of assets upon liquidation, and is junior to the Fund’s obligations with respect to any outstanding senior securities representing debt. The preferred shares carry one vote per share on all matters on which such shares are entitled to vote. The preferred shares will, upon issuance, be fully paid and non-assessable and will have no preemptive, exchange or conversion rights. The Board may by resolution classify or reclassify any authorized but unissued capital shares of the Fund from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or terms or conditions of redemption. The Fund will not issue any class of capital shares senior to the preferred shares.

Asset Maintenance Requirements. The Fund must satisfy asset maintenance requirements under the 1940 Act with respect to its preferred shares. Under the 1940 Act, debt or additional preferred shares may be issued only if immediately after such issuance the value of the Fund’s total assets (less ordinary course liabilities) is at least 300% of the amount of any debt outstanding and at least 200% of the amount of any preferred shares and debt outstanding. The Fund is required under the statement of preferences of each series of preferred shares to determine whether it has, as of the last business day of each March, June, September and December of each year, an “asset coverage” (as defined in the 1940 Act) of at least 200% (or such higher or lower percentage as may be required at the time under the 1940 Act) with respect to all outstanding senior securities of the Fund that are debt or shares, including any outstanding preferred shares. If the Fund fails to maintain the asset coverage required under the 1940 Act on such dates and such failure is not cured within 49 days, in the case of the Class C Preferred Shares, or 10 business days, in the case of the Series B Preferred Shares, the Fund may, and in certain circumstances will be required to, mandatorily redeem preferred shares sufficient to satisfy such asset coverage.

Outstanding Securities

The following information regarding the Fund’s authorized shares is as of June 30, 2023.

Title of Class	Amount Authorized	Amount Held by Fund or for its Account	Amount Outstanding Exclusive of Amount Held by Fund
Common Shares	Unlimited	-	74,526,620
Series B Preferred Shares	1,000	-	900
Series C Preferred Shares	2,000,000	-	1,987,226

CERTAIN MATERIAL DIFFERENCES BETWEEN OUR SERIES B PREFERRED SHARES AND THE NOTES

The table below highlights the certain material differences between the terms of our Series B Preferred Shares and the Notes. For a more complete description of the rights of holders of the Series B Preferred Shares and Notes see “Description of the Securities” and “Special Characteristics and Risks of the Notes” in this Offer to Exchange.

Terms of the Securities	Series B Preferred Shares	Notes
Dividends and Distributions	Accumulate at a variable rate set at a weekly auction	Payable monthly at the rate of $4.375 per $1,000 of principal until December 31, 2024 (or until such earlier date when the aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the Form of Note are paid by the Fund)

Liquidation Preference/Principal Amount	$25,000 per Series B Preferred Share, and an aggregate liquidation value of $22,500,000	Total principal amount of up to $20,522,700

Priority of Ranking and Liquidation Rights	Senior to our common shares and pari passu with any other preferred shares	Senior to our common shares and preferred shares

Exchange Listing	No	No

Voting Rights	Entitled to one vote per share on all matters submitted to preferred shareholders or preferred and common shareholders voting together as a single class. Holders of the Series B Preferred Shares are also entitled to vote separately as a class on matters affecting only an applicable series of the Series B Preferred Shares and have the right to elect two Trustees, voting together as a separate class	None

Ability of Fund to Redeem or Prepay	Redeemable at the option of the Fund at any time, other than during a non-call period	The aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes will be due and payable on the Maturity Date (December 31, 2024). The Fund may prepay the Notes in whole or in part at any time or from time to time without penalty or premium

Liquidation Rights	Entitled to receive out of the assets of the Fund legally available for distribution to shareholders an amount equal to $25,000 per share, plus any accumulated and unpaid dividends thereon to the date of payment (whether or not declared) before any distribution of assets is made to holders of common shares and any other shares of equity securities of the Fund that rank junior to the Series B Preferred Shares as to liquidation rights.	Entitled to receive the outstanding principal amount of the Notes, accrued and unpaid interest thereon, and all other amounts payable.

TAXATION

The following discussion is a brief summary of certain U.S. federal income tax considerations of the Exchange Offer. See also Appendix B for a discussion of certain tax consequences relating to an investment in the Notes.

Except as expressly provided otherwise, this discussion assumes you are a taxable U.S. person (as defined for U.S. federal income tax purposes) and that you hold your shares as capital assets (generally, for investment). The discussion is based upon current provisions of the Code, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling or opinion has been sought regarding the matters described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. No attempt is made to present a detailed explanation of all U.S. federal income tax concerns affecting the Fund and its shareholders (including shareholders subject to special tax rules and shareholders that own or have owned, actually or constructively, more than 5% of any class or series of the shares of the Fund), nor does this discussion address any state, local, or foreign tax concerns.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Series B Preferred Shares or the Notes, as applicable, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

●	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Series B Preferred Shares or the Notes, as applicable, that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. holder. If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our Series B Preferred Shares or the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Series B Preferred Shares or the Notes.

Non-Participation in the Exchange Offer. Stockholders who do not participate in the Exchange Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Exchange Offer, provided that the Exchange Offer is treated as an isolated redemption.

The discussions set forth this Offer to Exchange do not constitute tax advice. Investors are urged to consult their own tax advisers with any specific questions relating to U.S. federal, state, local and foreign taxes.

Tax Consequences of the Exchange Offer

Tax Consequences to Tendering U.S. Holders in the Exchange Offer

An exchange of Series B Preferred Shares for Notes pursuant to the Exchange Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives Notes pursuant to the Exchange Offer will, depending on such U.S. holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Series B Preferred Shares or as receiving a dividend distribution with respect to their Series B Preferred Shares.

Under Section 302 of the Code, a U.S. holder will recognize gain or loss on a redemption of Series B Preferred Shares if the exchange (i) results in a “complete termination” of all of such U.S. holder’s equity interest in the Fund, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. In applying the Section 302 tests, a U.S. holder must take account of stock that such U.S. holder constructively owns under attribution rules, pursuant to which the U.S. holder will be treated as owning stock owned by certain family members (except that in the case of a “complete termination” a U.S. holder may, under certain circumstances, waive attribution from family members) and related entities and stock that the U.S. holder has the right to acquire by exercise of an option.

Complete Termination. Because we are only offering to purchase Series B Preferred Shares, a U.S. holder owning shares other than Series B Preferred Shares will not completely terminate the holder’s ownership of the Fund as a result of the Exchange Offer. A U.S. holder that owns solely Series B Preferred Shares may be able to completely terminate its share ownership in the Fund as a result of consummation of the Exchange Offer if such individual tenders all of its Series B Preferred Shares.

Substantially Disproportionate. A redemption of Series B Preferred Shares will generally be a substantially disproportionate redemption with respect to a U.S. holder if the percentage of the then outstanding Series B Preferred Shares owned by such U.S. holder immediately after the redemption is less than 80% of the percentage of the Series B Preferred Shares owned by such U.S. holder immediately before the redemption and, immediately after the redemption, the U.S. holder actually and constructively owns less than 50% of the total voting power of all classes of Fund stock entitled to vote. Whether an individual will satisfy this test will depend on the number of Series B Preferred Shares redeemed and whether the individual owns, or is treated as owning, shares other than Series B Preferred Shares.

Not Essentially Equivalent to a Dividend. If a redemption of Series B Preferred Shares fails to satisfy the “complete termination” and “substantially disproportionate” tests, the U.S. holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. A redemption of Series B Preferred Shares will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. holder’s equity interest in the Fund. A redemption of Series B Preferred Shares that results in a reduction of a U.S. holder’s proportionate equity where such U.S. holder’s relative equity interest in the Fund is minimal (an interest of less than one percent may satisfy this requirement), and who does not exercise any control over or participate in the management of our corporate affairs, may be treated as “not essentially equivalent to a dividend.” A U.S. holder should consult its tax advisor regarding the application of the rules of Section 302 in their particular circumstances.

If a redemption of Series B Preferred Shares is treated as a sale or exchange, a U.S. holder generally will recognize gain or loss upon the exchange of Series B Preferred Shares in an amount equal to the difference between (i) the amount realized upon the sale or exchange, measured by the “issue price” of the Notes, and (ii) its adjusted tax basis in the Series B Preferred Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the exchange, a U.S. holder has held the Series B Preferred Shares for more than one year. Long-term capital gains of an individual taxpayer are subject to tax at favorable rates; the deductibility of capital losses is subject to limitations under the Code.

If a U.S. holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Series B Preferred Shares, the receipt of Notes by the U.S. holder measured by the “issue price” of the Notes, without reduction for the tax basis of the Series B Preferred Shares redeemed, will be treated as a distribution taxable as a dividend to the extent of the U.S. holder’s allocable portion of our current and accumulated earnings and profits. The excess of such amount received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. holder’s tax basis in the Series B Preferred Shares). Any amounts received in excess of the U.S. holder’s tax basis will be treated as taxable gain. If the amount received by a U.S. holder is treated as a “dividend,” the tax basis in the Series B Preferred Shares tendered to the Company will be transferred to any remaining Series B Preferred Shares held by such U.S. holder.

U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

Tax Considerations to Tendering Non-U.S. Holders in the Exchange Offer

Dividends paid by a U.S. corporation to a Non-U.S. holder are subject to a 30% withholding tax (or lower treaty rate) unless the dividend income is treated as effectively connected with a U.S. trade or business of the Non-U.S. holder. As discussed above under the heading “Tax Consequences of the Exchange Offer,” the redemption of Series B Preferred Shares pursuant to the Exchange Offer may be treated as a dividend for U.S. federal income tax purposes. For purposes of determining any required withholding for Non-U.S. holders, we will treat the redemption of Series B Preferred Shares as a dividend. Because the consideration paid pursuant to the Exchange Offer is not cash, we will not have a source from which to withhold U.S. taxes on behalf of a Non-U.S. holder. As a result, to allow us to satisfy applicable withholding requirements, for Series B Preferred Shares to be considered validly tendered in the Exchange Offer by a Non-U.S. holder, such Non-U.S. holder must first provide us payment of an amount equal to 30% of the face amount of the Notes to be received by such Non-U.S. holder, which funds will be used to satisfy our withholding tax liability with respect to the Non-U.S. holder. Following a determination of the number of Series B Preferred Shares scheduled to be redeemed from a Non-U.S. holder, we will notify the Non-U.S. holder of the amount of taxes required to be paid to us and will acquire Series B Preferred Shares from the Non-U.S. holder only if it promptly pays us the applicable tax amount. The amount required to be remitted to us by a Non-U.S. holder may be reduced if the holder returns to us with their payment (a) a properly completed and duly executed IRS Form W-8BEN claiming qualification for a reduced rate of withholding with respect to dividends under an applicable tax treaty with the United States or (b) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. A Non-U.S. holder for which the applicable withholding agent pays withholding taxes pursuant to the process described above may be eligible to file for a refund of the tax or a portion of the tax if the Non-U.S. holder (a) meets the “complete redemption”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and, because the proper form was not provided to us, we paid taxes on your behalf at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due.

NON-U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

CUSTODIAN, TRANSFER AGENT, AUCTION AGENT AND DIVIDEND DISBURSING AGENT

BNY Mellon, located at 240 Greenwich Street, New York, NY 10286, serves as the custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee based upon the average weekly value of the total assets of the Fund, plus certain charges for securities transactions.

Computershare, located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Plan and as transfer agent and registrar with respect to the common shares of the Fund.

Computershare also serves as the Fund’s transfer agent, registrar, dividend paying agent and redemption agent with respect to the Series C Preferred Shares.

Computershare will serve as the Fund’s transfer agent, registrar and paying agent with respect to the Notes.

BNY Mellon, located at 101 Barclay Street, New York, New York 10286, also serves as the Fund’s auction agent, transfer agent, registrar, dividend paying agent and redemption agent with respect to the Series B Preferred Shares.

AGREEMENTS INVOLVING THE FUND AND ITS SECURITIES

Investment Advisory and Administrative Arrangements

The Investment Adviser is a New York limited liability company which serves as an investment adviser to registered investment companies with combined aggregate net assets of approximately $19.7 billion as of June 30, 2023. The Investment Adviser is a registered adviser under the Investment Advisers Act of 1940, as amended, and is a wholly owned subsidiary of GAMCO Investors, Inc. (“GAMI”). Mr. Mario J. Gabelli owns a majority of the stock of GGCP, Inc. (“GGCP”), which holds a majority of the capital stock and voting power of GAMI. The Investment Adviser has several affiliates that provide investment advisory services: GAMCO Asset Management Inc. (“GAMCO”), a wholly owned subsidiary of GAMI, acts as investment adviser for individuals, pension trusts, profit sharing trusts, endowments, and as a sub-adviser to certain third party investment funds, which include registered investment companies, having assets under management of approximately of $11.0 billion as of June 30, 2023; Teton Advisors, Inc., and its wholly owned investment adviser, Keeley Teton Advisers, LLC, with assets under management of approximately $1.5 billion as of March 31, 2023, acts as investment adviser to The TETON Westwood Funds, the KEELEY Funds, and separately managed accounts; and Gabelli & Company Investment Advisers, Inc. (formerly, Gabelli Securities, Inc.), a wholly owned subsidiary of Associated Capital Group, Inc. (“Associated Capital”), acts as investment adviser for certain alternative investment products, consisting primarily of risk arbitrage and merchant banking limited partnerships and offshore companies, with assets under management of approximately $1.6 billion as of June 30, 2023. Teton Advisors, Inc. was spun off by GAMI in March 2009 and is an affiliate of GAMI by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Teton Advisors, Inc., as of December 31, 2022. Associated Capital was spun off from GAMI on November 30, 2015, and is an affiliate of GAMI by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Associated Capital.

The Investment Adviser has sole investment discretion for the Fund’s assets under the supervision of the Fund’s Board and in accordance with the Fund’s stated policies. The Investment Adviser will select investments for the Fund and will place purchase and sale orders on behalf of the Fund.

Under the terms of the Investment Advisory Agreement with the Fund (the “Advisory Agreement”), the Investment Adviser manages the portfolio of the Fund in accordance with its stated investment objective and policies, makes investment decisions for the Fund, and places orders to purchase and sell securities on behalf of the Fund and manages the Fund’s other business and affairs, all subject to the supervision and direction of its Board. In addition, under the Advisory Agreement, the Investment Adviser oversees the administration of all aspects of the Fund’s business and affairs and provides, or arranges for others to provide, at the Investment Adviser’s expense, certain enumerated services, including maintaining the Fund’s books and records, preparing reports to its shareholders and supervising the calculation of the net asset value of its shares. All expenses of computing the Fund’s net asset value, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Fund’s investment portfolio, will be an expense of the Fund under the Advisory Agreement unless the Investment Adviser voluntarily assumes responsibility for such expense. During fiscal year 2022, the Fund reimbursed the Investment Adviser $45,000 in connection with the cost of computing the Fund’s net asset value.

The Advisory Agreement combines investment advisory and administrative responsibilities in one agreement. For services rendered by the Investment Adviser on behalf of the Fund under the Advisory Agreement, the Fund pays the Investment Adviser a fee computed weekly and paid monthly, equal on an annual basis to 1.00% of the Fund’s average weekly net assets. The Fund’s average weekly net assets will be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities exclude (i) the aggregate liquidation preference of outstanding preferred shares and accumulated dividends, if any, on those shares and (ii) the liabilities for any money borrowed or notes issued). The fee paid by the Fund may be higher when leverage in the form of preferred shares, borrowings or notes is utilized, giving the Investment Adviser an incentive to utilize such leverage. Because the management fees are based on a percentage of average weekly net assets that includes assets attributable to the Fund’s use of leverage in the form of preferred shares, money borrowed or notes issued, the Investment Adviser may have a conflict of interest in the input it provides to the Board regarding whether to use or increase the Fund’s use of such leverage because leverage may have the effect of increasing the Investment Adviser’s compensation. The Board bases its decision, with input from the Investment Adviser, regarding whether and how much leverage to use for the Fund on its assessment of whether such use of leverage is in the best interests of the Fund, and the Board seeks to manage the Investment Adviser’s potential conflict of interest by retaining the final decision on these matters and by periodically reviewing the Fund’s performance and use of leverage. However, the Investment Adviser has agreed to reduce the management fee on the incremental assets attributable to the currently outstanding Series B Preferred Shares during the fiscal year if the total return of the net asset value of the common shares of the Fund, including distributions and advisory fees subject to reduction for that year, does not exceed the stated dividend rate or corresponding swap rate of the Series B Preferred Shares for the period. In other words, if the effective cost of the leverage for the Series B Preferred Shares exceeds the total return (based on net asset value) on the Fund’s common shares, the Investment Adviser will waive that portion of its management fee on the incremental assets attributable to the leverage for that series of preferred shares to mitigate the negative impact of the leverage on the common shareholder’s total return. This fee waiver was voluntarily undertaken by the Investment Adviser and will remain in effect as long as the Series B Preferred Shares are outstanding. This fee waiver does not apply to the Series C Preferred Shares. The Fund’s total return on the net asset value of the common shares is monitored on a monthly basis to assess whether the total return on the net asset value of the common shares exceeds the stated dividend rate or corresponding swap rate of each particular series of preferred shares for the period. The test to confirm the accrual of the management fee on the assets attributable to each particular series of preferred shares is annual. The Fund will accrue for the management fee on these assets during the fiscal year if it appears probable that the Fund will incur the management fee on those additional assets.

For the year ended December 31, 2022, the Fund’s total return on the net asset value of the common shares did not exceed the stated dividend rate of the Series B Preferred Shares. Thus, advisory fees with respect to the liquidation value of the Series B Preferred Shares were reduced by $225,001. Advisory fees were not accrued on the Series B Preferred Shares.

The Advisory Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties thereunder, the Investment Adviser is not liable for any error or judgment or mistake of law or for any loss suffered by the Fund. As part of the Advisory Agreement, the Fund has agreed that the name “Gabelli” is the Investment Adviser’s property, and that in the event the Investment Adviser ceases to act as an investment adviser to the Fund, the Fund will change its name to one not including “Gabelli.”

Pursuant to its terms, the Advisory Agreement will remain in effect with respect to the Fund from year to year if approved annually (i) by the Board or by the holders of a majority of the Fund’s outstanding voting securities and (ii) by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to the Advisory Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Share Exchange Agreement

The Fund has entered into the Share Exchange Agreement with Bank of America, pursuant to which Bank of America has agreed to tender 100% of the Series B Preferred Shares it beneficially owns into this Exchange Offer. With Bank of America’s intent to tender 100% of the Series B Preferred Shares it beneficially owns into this Exchange Offer, and taking into account that Bank of America owns more than 90% of the Series B Preferred Shares, the Fund believes that the Exchange Offer will provide a benefit to shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Exchange Offer and other factors.

Pursuant to the Share Exchange Agreement, Bank of America has agreed to validly tender (and not withdraw) 100% of the Series B Preferred Shares it beneficially owns and shall convey, transfer and deliver such Series B Preferred Shares to the Fund as of the Expiration Date. The Share Exchange Agreement is subject to certain conditions to closing and contains customary representations and warranties of each of Bank of America and the Fund. Each party will cover their own costs relating to the Share Exchange Agreement.

INDEMNIFICATION

Under the Fund’s organizational documents, the officers and Trustees have been granted certain indemnification rights against certain liabilities that may arise out of performance of their duties to the Fund. Additionally, in the normal course of business, the Fund may enter into contracts with service providers that contain a variety of indemnification clauses. The Fund’s maximum exposure under these arrangements is dependent on future claims that may be made against the Fund and, therefore, cannot be estimated.

Below are the relevant provisions from the Declaration of Trust and the Fund’s investment advisory agreement with the Investment Adviser. Please note that we refer to the Fund as the “Trust” in our Declaration of Trust and the text below.

Article IV of the Fund’s Agreement and Declaration of Trust provides as follows:

4.1 No Personal Liability of Shareholders, Trustees, etc.

No Shareholder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Shareholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the general corporation law of the State of Delaware. No Trustee or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, other than the Trust or its Shareholders, in connection with Trust Property or the affairs of the Trust, save only liability to the Trust or its Shareholders arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any Shareholder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he shall not, on account thereof, be held to any personal liability.

4.2 Mandatory Indemnification

(a) The Trust shall indemnify the Trustees and officers of the Trust (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise (other than, except as authorized by the Trustees, as the plaintiff or complainant) or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 4.2 by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (negligence in the case of Affiliated Indemnitees), or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the Trustees.

(b) Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of those Trustees who are neither Interested Persons of the Trust nor parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (ii) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion conclude that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (1) the indemnitee shall provide adequate security for his undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(d) The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

(e) Notwithstanding the foregoing, subject to any limitations provided by the 1940 Act and this Declaration, the Trust shall have the power and authority to indemnify Persons providing services to the Trust to the full extent provided by law as if the Trust were a corporation organized under the Delaware General Corporation Law provided that such indemnification has been approved by a majority of the Trustees.

4.3 No Duty of Investigation; Notice in Trust Instruments, etc.

No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Trust, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust. The Trustees may maintain insurance for the protection of the Trust Property, its Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible liability, and such other insurance as the Trustees in their sole judgment shall deem advisable or is required by the 1940 Act.

4.4 Reliance on Experts, etc.

Each Trustee and officer or employee of the Trust shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or other person may also be a Trustee.

Section 5 of the Fund’s investment advisory agreement provides as follows:

9. Standard of Care

The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters of which this Agreement relates, provided that nothing in this paragraph shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

PROPOSALS AND PLANS

Except as otherwise disclosed in this Offer to Exchange, none of the Fund, the Investment Adviser or the Board or any person controlling the Fund, the Investment Adviser or the Board has any plans or proposals that relate to or would result in:

1.	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund;

2.	any purchase, sale or transfer of a material amount of assets of the Fund;

3.	any material change in the present distribution policy or indebtedness or capitalization of the Fund other than the issuance of the Notes;

4.	any changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

5.	any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policies for which a vote would be required by Section 13 of the 1940 Act;

6.	any class of equity securities of the Fund to be delisted from a national securities exchange;

7.	any class of equity securities of the Fund becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act;

8.	the suspension of the Fund’s obligation to file reports under Section 15(d) of the Exchange Act;

9.	the acquisition by any person of additional securities of the Fund or the disposition of securities of the Fund other than as disclosed in this Offer to Exchange; or

10.	any changes in the Fund’s Agreement and Declaration of Trust, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the information set forth below is as of June 30, 2023. To our knowledge, no person beneficially owned more than 5% of any series of our Series B Preferred Shares, except as set forth below. To our knowledge, none of our officers or Trustees owned 1% or more of our outstanding Series B Preferred Shares. Collectively, to our knowledge, the officers and Trustees of the Fund do not beneficially own, as a group, in the aggregate, any Series B Preferred Shares of the Fund. Unless otherwise indicated below, to our knowledge, each owner named below has sole voting and dispositive power for all shares shown to be beneficially owned by that person. Share amounts listed below do not include fractional share amounts.

Name and Address Beneficial Owner	Amount of Beneficial Ownership	Percent of Series B Preferred Shares
Bank of America Corporation 100 North Tryon Street Charlotte, North Carolina 28255 Bank of America, N.A. 101 South Tryon Street Charlotte, North Carolina 28255 (collectively, “Bank of America”)	888 Series B Preferred Shares	98.7%

Our Trustees and executive officers and their respective affiliates are entitled to participate in the Exchange Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so.

TRANSACTIONS IN SERIES B PREFERRED SHARES

None of the Fund or any of its affiliates, Trustees or executive officers has engaged in any transactions in Series B Preferred Shares in the 60-day period prior to the date of this Offer to Exchange.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Offer to Exchange information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer to Exchange. We incorporate by reference into this Offer to Exchange the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the Exchange Offer (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”):

●	our annual report on Form N-CSR for the fiscal year ended December 31, 2022, filed with the SEC on March 9, 2023;

●	our definitive proxy statement on Schedule 14A for our 2023 annual meeting of shareholders, filed with the SEC on April 5, 2023; and

●	our base prospectus and statement of additional information, dated November 17, 2020, filed pursuant to Rule 424(b) with the SEC on March 11, 2021 (File Nos. 333-236449 and 811-09243).

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Offer to Exchange and a copy of any or all other contracts or documents which are referred to in this Offer to Exchange. Requests should be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GUT.info@investor.morrowsodali.com).

CERTAIN SECURITIES LAWS CONSIDERATIONS

The issuance of the Notes upon exchange of the Series B Preferred Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act.

We expect that the Notes issued in the Exchange Offer to persons who are not affiliated with us will be freely transferable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

We believe that the Securities Act Section 3(a)(9) exemption is also an exemption under the state or “blue sky” laws of most states within the United States. However, to the extent that a shareholder resides in a state that does not follow the federal exemption scheme, and no other exemption from registration is otherwise applicable, shareholders residing in such state may not participate in the Exchange Offer.

ADDITIONAL INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the 1940 Act and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of the Exchange Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

The Fund’s common shares are listed on the NYSE under the symbol “GUT.” Reports, proxy statements and other information concerning the Fund and filed with the SEC by the Fund will be available for inspection at the NYSE, 11 Wall Street, New York, New York 10005, as the case may be.

APPENDIX A

FORM OF [GLOBAL] [DEFINITIVE] NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), IN RELIANCE ON SECTION 3(A)(9) OF THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION. THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT: (A) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $20,000 (AND INTEGRAL MULTIPLES OF $1.00 IN EXCESS THEREOF) FOR THE NOTEHOLDER AND FOR EACH SUCH ACCOUNT, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED HEREIN, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.

[UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE FUND OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING SET FORTH HEREIN AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. THIS NOTE MAY NOT BE EXCHANGED OR TRANSFERRED IN WHOLE OR IN PART FOR A NOTE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THAT DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN.

PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS NOTE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE NOTES REGISTRAR.]1

[1]	For Global Note.

THE GABELLI UTILITY TRUST

[No. ___
CUSIP No. [●]
ISIN: [●]]2

$[PRINCIPAL AMOUNT]	[DATE]

[FOR VALUE RECEIVED, The Gabelli Utility Trust, a Delaware statutory trust (the “Fund”) registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), hereby promises to pay to CEDE & CO. or its registered assigns (each, a “Noteholder”), the principal sum of [●] (U.S.$[●]), or such other principal sum as is equal to the aggregate principal amount of this Note identified from time to time on the records of the Notes Registrar and Schedule A hereto as being represented by this Global Note, together with all accrued interest thereon, as provided in this Note (this “Note”). The provisions set forth in Exhibit A attached hereto shall be deemed to be incorporated herein. Capitalized terms not defined herein shall have the meanings given to such terms in Exhibit A.]3

[FOR VALUE RECEIVED, The Gabelli Utility Trust, a Delaware statutory trust (the “Fund”) registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), hereby promises to pay to the holders listed on Appendix A hereto (each, a “Noteholder”) the principal amount set out opposite each such Noteholder’s name on Appendix A, together with all accrued interest thereon, as provided in this Note (this “Note”).]4

1. Payment Dates.

(a) Payment Date. The aggregate unpaid principal amount of this Note, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on December 31, 2024.

(b) Prepayment. The Fund may prepay this Note in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2. Interest.

(a) Interest Rate. Principal amounts outstanding under this Note shall bear interest at a rate per annum (the “Interest Rate”) equal to Five and Twenty-Five Hundredths percent (5.25%).

(b) Computation of Interest. Interest shall accrue and be paid monthly at the rate of Four Dollars and Thirty Seven-and-a-half Cents ($4.375) per One Thousand Dollars of Principal ($1,000).

(c) Interest Rate Limitation. If at any time the interest rate payable on this Note shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.

[2]	For Global Note.
[3]	For Global Note.
[4]	For Definitive Note.

3. Payment Mechanics.

(a) Manner of Payment. [All payments of principal and interest shall be made in US dollars and, in the case of payments of interest, shall be made no later than 5PM (New York City time) on the last day of each calendar month, so long as such day is a Business Day (as defined below). Such payments shall be made by wire transfer of immediately available funds to each Noteholder’s account at a bank specified by such Noteholder in writing to the Fund from time to time.]5 [The interest shall be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest. All payments of principal and interest shall be made in US dollars and, in the case of payments of interest, shall be made no later than 5PM (New York City time) on the last day of each calendar month, so long as such day is a Business Day (as defined below). Such payments shall be made by the Paying Agent, subject to any laws or regulations applicable thereto, by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder or its nominee in writing to the Paying Agent from time to time; provided that the Noteholder has provided wiring instructions to the Paying Agent on or before the related Record Date or, if wire transfer cannot be effected, by a US dollar check drawn on a bank, or by a US dollar check mailed to the Noteholder at its address in the Register. Notwithstanding the foregoing, the final payment of interest and principal due on this Note shall be made only upon presentation and surrender of this Note (except as otherwise provided herein) at the office of the Notes Registrar or the Paying Agent.]6

(b) Application of Payments. All payments shall be applied, first, to accrued interest, and, second, to principal outstanding under this Note.

(c) Business Day. Whenever any payment hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day. “Business Day” means a day other than Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by law to close.

(d) [Evidence of Debt. Recorded on Appendix A hereto is each Note issued to a Noteholder by the Fund and the date and amount of each payment of such Note. The entries made on Appendix A shall be prima facie evidence of the existence and amount of the obligations of the Fund recorded therein in the absence of manifest error. No failure to make any such record, nor any errors in making any such records, shall affect the validity of the Fund’s obligation to repay the unpaid principal of this Note with interest in accordance with the terms of this Note.]7

[5]	For Definitive Note.
[6]	For Global Note.
[7]	For Definitive Note.

4. Representations and Warranties. The Fund represents and warrants to each Noteholder as follows:

(a) Existence. The Fund is a statutory trust, duly formed in the State of Delaware, validly existing, and in good standing under the laws of the State of Delaware. The Fund has the requisite power and authority to own, lease, and operate its property, and to carry on its business.

(b) Compliance with Law. The Fund is in material compliance with all laws, statutes, ordinances, rules, and regulations applicable to or binding on the Fund, its property, and business.

(c) Power and Authority. The Fund has the requisite power and authority to execute, deliver, and perform its obligations under this Note.

(d) Authorization; Execution and Delivery and Enforceability. The execution and delivery of this Note by the Fund and the performance of its obligations hereunder have been duly authorized by all necessary trust action in accordance with applicable law. The Fund has duly executed and delivered this Note. This Note constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms.

5. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

(a) The Fund fails to pay (i) any principal amount of this Note when due; or (ii) any interest on this Note within five (5) Business Days after the date such amount is due;

(b) This Note fails to have, on the last Business Day of each of 24 consecutive calendar months, an asset coverage (calculated in accordance with Section 18 of the Investment Company Act of 1940, as amended) of at least 100%; or

(c) This Note fails to have, on the last Business Day of any calendar month, an asset coverage (calculated in accordance with Section 18 of the Investment Company Act of 1940, as amended) of at least 300% and such failure has not been cured by the last Business Day of the immediately succeeding calendar month.

6. Notice of Event of Default. Promptly after it becomes aware of the occurrence of an Event of Default or an event that with the passage of time and/or the giving of notice would become an Event of Default (a “Potential Event of Default”), and in any event within five (5) Business Days, the Fund shall notify each Noteholder in writing of the occurrence of such Event of Default (or Potential Event of Default).

7. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default under Section 5(a) hereof, there shall be payable on the amount not timely paid, interest at a rate per annum equal to Ten and Fifty Hundredths percent (10.50%) per annum (which rate shall, for the avoidance of doubt, be paid in lieu of, and not in addition to, the Interest Rate); provided that such rate shall in no event exceed the maximum rate of interest permitted under applicable law (the “Default Rate”), to the extent permitted by law. This interest shall accrue at the Default Rate until the unpaid amount, together with interest thereon, shall have been paid in full.

(b) Upon the occurrence and during the continuance of an Event of Default under Section 5(b) or Section 5(c) hereof, there shall be payable on the outstanding principal amount of this Note interest at the Default Rate, to the extent permitted by law. This interest shall accrue at the Default Rate until the unpaid amount, together with interest thereon, shall have been paid in full.

(c) Upon the occurrence and during the continuance of an Event of Default, the Noteholders of a majority of the then-outstanding aggregate principal amount of the Note may, by written notice to the Fund, declare the outstanding principal amount of this Note and accrued and unpaid interest thereon immediately due and payable.

(d) Upon the occurrence and during the continuance of an Event of Default, the Fund shall not declare any distributions (including, without limitation, dividends, redemptions and repurchases) on common shares (except a dividend payable in common stock of the Fund) until such Event of Default has been cured.

8. Notices. All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (x) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (y) transmittal by e-mail properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment); or (z) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party shall specify in writing:

(a)	If to the Fund:

One Corporate Center

Rye, New York 10580-1422

Attention: Peter Goldstein

E-mail: pgoldstein@gabelli.com

(b)	If to the Noteholder:

[The address set out on Appendix A hereto.]8 [The address set out on the Register.]9

9. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act.

10. Disputes.

(a) Submission to Jurisdiction. The Fund and each Noteholder irrevocably and unconditionally (A) agrees that any action, suit, or proceeding arising from or relating to this Note may be brought in the courts of the State of New York sitting in New York County, and in the United States District Court for the Southern District of New York, and (B) submits to the exclusive jurisdiction of such courts in any such action, suit, or proceeding. Final judgment against the Fund in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Venue. The Fund and each Noteholder irrevocably and unconditionally waive, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue in any action, suit, or proceeding relating to this Note in any court referred to in Section 10(a), and (ii) the defense of inconvenient forum to the maintenance of such action, suit, or proceeding in any such court.

(c) Waiver of Jury Trial. THE FUND AND EACH NOTEHOLDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

11. Successors and Assigns. This Note may be assigned or transferred by each Noteholder to any individual, corporation, company, limited liability company, trust, joint venture, association, partnership, unincorporated organization, governmental authority, or other entity [in accordance with Exhibit A hereto]10. The Fund may not assign any of its rights or obligations under this Note and any purported assignment thereof shall be null and void.

12. Integration. This Note constitutes the entire contract between the Fund and the Noteholder with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

13. Amendments and Waivers. No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Fund and a majority in interest of the Noteholders. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

[8]	For Definitive Note.
[9]	For Global Note.
[10]	For Global Note.

14. No Waiver; Cumulative Remedies. No failure by any Noteholder to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

15. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

16. Investment Company Act Provisions.

(a) Immediately after the issuance of this Note, this Note will have an asset coverage of at least 300% as provided for in Section 18 of the Investment Company Act.

(b) Provision is hereby made to prohibit the declaration of any dividend (except a dividend payable in stock of the Fund), or the declaration of any other distribution, upon any class of the capital stock of the Fund, or the purchase of any such capital stock, unless, in every such case, such class of senior securities of the Fund has at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage of at least 300% (as provided for in Section 18 of the Investment Company Act) after deducting the amount of such dividend, distribution, or purchase price, as the case may be, except that dividends may be declared upon any preferred stock if the Note has an asset coverage of at least 200% (as provided for in Section 18 of the Investment Company Act) at the time of declaration thereof after deducting the amount of such dividend.

17. [Global Notes.

(a) Certificate of Authentication. Unless the certificate of authentication hereon has been executed by the Transfer Agent by the manual signature of one of their authorized officers, this Note shall not be valid or obligatory for any purpose.

(b) Minimum Denominations. The Notes are issuable in minimum denominations of U.S.$20,000 and integral multiples of U.S.$1.00 in excess thereof, except as may be necessary to enable the registration of transfer by a Holder of its entire holding of this Note.

(c) Title. Title of this Note shall pass by registration in the Register kept by the Notes Registrar.

(d) Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.]11

[11]	For Global Note.

IN WITNESS WHEREOF, the Fund has executed this Note as of [DATE].

THE GABELLI UTILITY TRUST

By
Name:
Title:

CERTIFICATE OF AUTHENTICATION12

COMPUTERSHARE TRUST COMPANY, N.A., as Transfer Agent

By:
Authenticating Agent
Name:
Title:

[12]	For Global Note.

ASSIGNMENT FORM13

For value received

hereby sell, assign and transfer unto

Please insert social security or
other identifying number of assignee

Please print or type name
and address, including zip code,
of assignee:

the within Note and does hereby irrevocably constitute and appoint _____________________________ Attorney to transfer the Note on the books of the Fund with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears on this Note)

[13]	For Global Note and Definitive Note.

SCHEDULE A14

EXCHANGES IN GLOBAL NOTES

This Note shall be issued in the original principal balance of U.S.$[●] on the Closing Date. The following exchanges of a part of this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Note Registrar

[14]	For Global Note.

APPENDIX A15

Name of Noteholder:

Address of Noteholder:

Payment Schedule:

Date	Interest Paid	Principal Amount Paid	Unpaid Principal Balance

[15]	For Definitive Note.

EXHIBIT A16

Defined Terms. As used in the Note, the following terms shall have the meaning specified below:

“Agent Members” shall mean members of, or participants in, the Depository.

“Clearing Agency” shall mean an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” shall mean [●], 2023.

“Definitive Note” shall mean the meaning specified in Section 1.02(c)(ii) of this Exhibit A.

“Depository” or “DTC” shall mean The Depository Trust Company, its nominees, and their respective successors.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Global Notes” shall have the meaning specified in Section 1.02(c)(i) of this Exhibit A.

“Holder” or “Noteholder” shall mean any person in whose name a Note is registered pursuant to Section 1.03 of this Exhibit A and Section 11 of the Note.

“Paying Agent” shall mean Computershare Trust Company, N.A., in its capacity as Paying Agent hereunder, authorized by the Fund to pay the principal of or interest on any Note on behalf of the Fund as specified in Section 1.07 of this Exhibit A.

“Record Date” shall mean with respect to any Noteholder and any payment date, the close of business on the Business Day prior to such payment date; provided that the Record Date with respect to the first payment date shall be the Closing Date.

“Register” shall have the meaning assigned to such term in Section 1.03 of this Exhibit A.

“Transfer Agent” shall mean Computershare Trust Company, N.A., in its capacity as Transfer Agent hereunder, authorized by the Fund to exchange or register the transfer of Notes in its capacity as Transfer Agent.

[16]	For Global Note.

Forms of Notes.

(a) Authorization of Notes. The Fund has authorized the issuance of the Note in an aggregate principal amount of $[●], such term to include any Notes issued in substitution therefor pursuant to Section 1.03 of this Exhibit A.

(b) [Reserved].

(c) Global Notes and Definitive Notes.

(i) The Note may be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each, a “Global Note”), which shall be registered in the name of Cede & Co., as the nominee of the Depository and deposited with the Transfer Agent, as custodian for the Depository, duly executed by the Fund. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent or the Depository or its nominee, as the case may be, as hereinafter provided.

(ii) The Note may be issued in definitive form, registered in the name of the legal or beneficial owner thereof attached without interest coupons (each, a “Definitive Note” and, together with any Global Notes, collectively, “Notes”), which shall be duly executed by the Fund. The aggregate principal amount of the Definitive Notes may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent or the Depository or its nominee, as the case may be, as hereinafter provided. The form of the Definitive Note shall be substantially as set forth in Exhibit B hereto.

(d) Book-Entry Provisions. This Section 1.02(d) shall apply only to Global Notes deposited with or on behalf of the Depository.

The Fund shall execute and deliver initially one or more Global Notes that shall be (i) registered in the name of the nominee of the Depository for such Global Note or Global Notes and (ii) delivered by the Transfer Agent to such Depository or pursuant to such Depository’s instructions or held by the Transfer Agent’s agent as custodian for the Depository.

Agent Members shall have no rights under this Note with respect to any Global Note held on their behalf by the Transfer Agent, as custodian for the Depository or under the Global Note, and the Depository may be treated by the Fund, the Transfer Agent and any of their respective agents as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Fund, the Transfer Agent, or any of their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Global Note.

(e) Delivery of Definitive Notes in Lieu of Global Notes. Except as provided in hereof, owners of beneficial interests in a Global Note shall not be entitled to receive physical delivery of a Definitive Note.

Register; Transfer.

(a) The Note shall be issued as Global Notes in minimum denominations of $20,000 and integral multiples of $1.00 in excess thereof, except as may be necessary to enable the registration of transfer by a Holder of its entire holding the Note. The Fund hereby appoints Computershare Trust Company, N.A. as the “Notes Registrar” for the purpose of maintaining a register (the “Register”) in which the Notes Registrar shall provide for the registration of Notes and of transfers of Notes. The entries in the Register shall be conclusive absent manifest error, and the Fund and the Holders shall treat each person whose name is recorded (or deemed to be recorded) in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Note, notwithstanding notice to the contrary. The Register shall be available for inspection by any Holder, at any reasonable time and from time to time upon reasonable prior notice; provided, that no Holder shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Holder.

(b) Transfers of Global Notes. Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depository, transfers of a Global Note, in whole or in part, shall be made only in accordance with Section 1.02(d) of this Exhibit A and this Section 1.03(b).

(i) Except as otherwise set forth below, transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee. Transfers of a Global Note to a Definitive Note may only be made in accordance with Section 1.06 of this Exhibit A.

(ii) Transfer of Global Notes to Definitive Notes. If, in accordance with Section 1.06 of this Exhibit A, a holder of a beneficial interest in a Global Note wishes at any time to exchange its interest in such Global Note for a Definitive Note or to transfer its interest in such Global Note to a person who wishes to take delivery thereof in the form of a Definitive Note in accordance with Section 1.06 of this Exhibit A, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for a Definitive Note. Upon receipt by the Transfer Agent or the Notes Registrar of appropriate instructions from DTC, if required, the Transfer Agent or the Notes Registrar shall approve the instructions at DTC to reduce, or cause to be reduced, the Global Note by the aggregate principal amount of the beneficial interest in the Global Note to be transferred or exchanged, record the transfer in the Register in accordance with Section 1.03(a) of this Exhibit A and, the Fund shall execute and deliver one or more Definitive Notes, registered in the names specified in the instructions described above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Global Note transferred by the transferor).

(iii) Transfer of Definitive Notes to Global Notes. If a Holder of a Definitive Note wishes at any time to exchange its interest in such Definitive Note for a beneficial interest in a Global Note or to transfer such Definitive Note to a person who wishes to take delivery thereof in the form of a beneficial interest in a Global Note, such Holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Definitive Note for beneficial interest in a Global Note. Upon receipt by the Transfer Agent or the Notes Registrar of (A) a Holder’s Definitive Note properly endorsed for assignment to the transferee; (B) instructions given in accordance with DTC’s procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Global Notes in an amount equal to the Definitive Notes to be transferred or exchanged; and (C) a written order given in accordance with DTC’s procedures containing information regarding the participant’s account of DTC to be credited with such increase, the Transfer Agent or the Notes Registrar shall cancel such Definitive Note in accordance herewith, record the transfer in the Register in accordance with Section 1.03(a) of this Exhibit A and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the person specified in such instructions a beneficial interest in the corresponding Global Note equal to the principal amount of the Definitive Note transferred or exchanged.

(iv) Other Exchanges. In the event that, pursuant to Section 1.06 of this Exhibit A, a Global Note is exchanged for Definitive Notes, such Notes may be exchanged for one another only in accordance with such procedures as are substantially consistent with the provisions above and as may be from time to time adopted by the Fund and the Transfer Agent.

Payments of Obligations.

(c) All payments of principal and interest shall be made in US dollars and, in the case of payments of interest, shall be made no later than 5PM (New York City time) on the last day of each calendar month, so long as such day is a Business Day (as defined above). Such payments shall be made by the Paying Agent, subject to any laws or regulations applicable thereto, by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder or its nominee in writing to the Paying Agent from time to time; provided that the Noteholder has provided wiring instructions to the Paying Agent on or before the related Record Date or, if wire transfer cannot be effected, by a US dollar check drawn on a bank, or by a US dollar check mailed to the Noteholder at its address in the Register. The Fund expects that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note held by the Depository or its nominee, shall immediately credit the applicable Agent Members’ accounts with payments in amounts proportionate to the respective beneficial interests in such Global Note as shown on the records of the Depository or its nominee. The Fund also expects that payments by Agent Members to owners of beneficial interests in such Global Note held through Agent Members will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the Agent Members. None of the Fund or the Paying Agent will have any responsibility or liability with respect to any records maintained by the Holder of any Note with respect to the beneficial owners thereof or payments made thereby on account of beneficial interests held therein.

(d) Subject to the provisions of Section 1.05 of this Exhibit A, (i) Holders of Notes as of the Record Date in respect of a payment date shall be entitled to the interest accrued and payable in respect of the Notes and (ii) Holders of Notes as of the Record Date in respect of any date on which principal is payable in respect of the Notes as provided herein shall be entitled to principal payable in respect of the Notes on such date.

(e) Interest on any Note which is payable, and is punctually paid or duly provided for, on any payment date shall be paid to the person in whose name that Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest.

(f) Notwithstanding anything to the contrary contained herein, all payments of principal and interest due from the Fund hereunder on any payment date shall be applied to the Notes on a pro rata basis based on the outstanding principal amount of the Notes on the related Record Date.

Persons Deemed Owners The Fund, the Transfer Agent and the Paying Agent, and any of their respective agents may treat as the owner of a Note the person in whose name such Note is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest and other amounts on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Transfer Agent, the Paying Agent or any of their respective agents shall be affected by notice to the contrary; provided, however, that the Depository, or its nominee, shall be deemed the owner of the Global Notes, and owners of beneficial interests in Global Notes will not be considered the owners of any Notes for the purpose of receiving notices.

Definitive Notes.

(g) Definitive Notes shall only be issued in the following limited circumstances:

(i) at the discretion of the Fund,

(ii) upon transfer of Global Notes in accordance with the procedures set forth in Section 1.03(b)(iv) of this Exhibit A;

(iii) if a Holder of a Definitive Note wishes at any time to exchange such Definitive Note for one or more Definitive Notes or transfer such Definitive Note to a transferee who wishes to take delivery thereof in the form of a Definitive Note in accordance with this Section 1.06(a)(iii) of this Exhibit A, such Holder may effect such exchange or transfer upon receipt by the Notes Registrar of a Holder’s Definitive Note properly endorsed for assignment to the transferee, upon receipt of which the Notes Registrar shall then cancel such Definitive Note in accordance herewith, record the transfer in the Register in accordance with Section 1.03(a) of this Exhibit A and the Fund shall execute and deliver one or more Definitive Notes bearing the same designation as the Definitive Note endorsed for transfer, registered in the names specified in the assignment described above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Definitive Note surrendered by the transferor);

(iv) in the event that the Depository notifies the Fund that it is unwilling or unable to continue as Depository for a Global Note or if at any time such Depository ceases to be a “Clearing Agency” registered under the Exchange Act and a successor depository is not appointed by the Fund within ninety (90) days of such notice, the Global Notes deposited with the Depository pursuant to Section 1.02 of this Exhibit A hereof shall be transferred to the beneficial owners thereof subject to the procedures and conditions set forth in this Section 1.06 of this Exhibit A.

(h) Any Global Note that is exchanged for a Definitive Note shall be surrendered by the Depository to the office of the Paying Agent together with necessary instruction for the registration and delivery of a Definitive Note to the beneficial owners (or such owner’s nominee) holding the ownership interests in such Global Note. Any such transfer shall be made, without charge, and the Fund shall execute and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of the same authorized denominations. Any Definitive Notes delivered in exchange for an interest in a Global Note shall bear the applicable legend set forth in Exhibit B and shall be subject to the transfer restrictions referred to in such applicable legend. The Holder of each such registered individual Global Note may transfer such Global Note by surrendering it at the office of the Paying Agent.

(i) Subject to the provisions of Section 1.06(b) of this Exhibit A above, the registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Notes.

(j) In the event of the occurrence of either of the events specified in Section 1.06(a) of this Exhibit A above, the Fund shall promptly make available to the Notes Registrar a reasonable supply of Definitive Notes.

Appointment; Paying Agent. The Fund hereby appoints Computershare Trust Company, N.A. as a Paying Agent for the payment of principal of and interest on the Notes, as Notes Registrar and as Transfer Agent.

APPENDIX B

ADDITIONAL TAX CONSIDERATIONS

The following summary of certain U.S. federal income tax considerations relating to an investment in the Notes supplements the discussion set forth under the heading “Taxation” above and is subject to the qualifications set forth therein. Capitalized terms used but not defined herein have the meanings set forth in such discussion. The following summary is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances.

Taxation of the Fund

The Fund has elected to be treated and has qualified, and intends to continue to qualify, as a regulated investment company (“RIC”) under Subchapter M of the Code. Accordingly, the Fund must, among other things,

(i)	derive in each taxable year at least 90% of its gross income from (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including, but not limited to, gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies and (b) net income derived from interests in certain publicly traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each a “Qualified Publicly Traded Partnership”); and

(ii)	diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the market value of the Fund’s total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested in the securities (other than U.S. government securities and the securities of other RICs) of (I) any one issuer, (II) any two or more issuers that the Fund controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more Qualified Publicly Traded Partnerships.

As a RIC, the Fund generally is not subject to U.S. federal income tax on income and gains that it distributes each taxable year to shareholders, provided that it distributes annually at least 90% of the sum of the Fund’s (i) investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short term capital gain over net long term capital loss, and other taxable income, other than any net capital gain (as defined below), reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) net tax-exempt interest income (the excess of its gross tax-exempt interest income over certain disallowed deductions). The Fund intends to distribute at least annually substantially all of such income. The Fund will be subject to income tax at regular corporate rates on any taxable income or gains that it does not distribute to its shareholders.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% federal excise tax at the Fund level. To avoid the tax, the Fund must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, and (ii) 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Fund’s fiscal year). In addition, the minimum amounts that must be distributed in any year to avoid the federal excise tax will be increased or decreased to reflect any under-distribution or over-distribution, as the case may be, from previous years. For purposes of the excise tax, the Fund will be deemed to have distributed any income on which it paid U.S. federal income tax. Although the Fund intends to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% federal excise tax, there can be no assurance that sufficient amounts of the Fund’s ordinary income and capital gains will be distributed to avoid entirely the imposition of the tax. In that event, the Fund will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

If the Fund were unable to satisfy the 90% distribution requirement or otherwise were to fail to qualify as a RIC in any year, generally it would be subject to tax on all of its taxable income and gains in the same manner as an ordinary corporation and distributions to the Fund’s shareholders would not be deductible by the Fund in computing its taxable income. Such distributions would be taxable to the shareholders as ordinary dividends to the extent of the Fund’s current or accumulated earnings and profits. Provided that certain holding period and other requirements are met, such dividends may be eligible (i) to be treated as qualified dividend income eligible to be taxed at long term capital gain rates in the case of shareholders taxed as individuals and (ii) for the dividends received deduction in the case of corporate shareholders. To qualify again to be subject to tax as a RIC in a subsequent year, the Fund would be required to distribute to its shareholders its earnings and profits attributable to non-RIC years. In addition, if the Fund failed to qualify as a RIC for a period greater than two taxable years, then, in order to qualify as a RIC in a subsequent year, the Fund would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if the Fund had been liquidated) or, alternatively, to be subject to taxation on such built-in gain recognized for a period of five years. The remainder of this discussion assumes that the Fund qualifies for taxation as a RIC.

Certain of the Fund’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long term capital gains or qualified dividend income into higher taxed short term capital gains or ordinary income, (iii) convert an ordinary loss or deduction into capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% annual gross income requirement described above. These U.S. federal income tax provisions could therefore affect the amount, timing and character of distributions to shareholders. The Fund will monitor its transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and prevent disqualification of the Fund as a RIC.

Gain or loss on the sale of securities by the Fund will generally be long term capital gain or loss if the securities have been held by the Fund for more than one year. Gain or loss on the sale of securities held for one year or less will be short term capital gain or loss.

Foreign currency gain or loss on non-U.S. dollar-denominated securities and on any non-U.S. dollar-denominated futures contracts, options and forward contracts that are not section 1256 contracts (as defined below) generally will be treated as ordinary income and loss.

The premium received by the Fund for writing a call option is not included in income at the time of receipt. If the option expires, the premium is short term capital gain to the Fund. If the Fund enters into a closing transaction, the difference between the amount paid to close out its position and the premium received is short term capital gain or loss. If a call option written by the Fund is exercised, thereby requiring the Fund to sell the underlying security, the premium will increase the amount realized upon the sale of the security and any resulting gain or loss will be long term or short term, depending upon the holding period of the security. The Fund does not have control over the exercise of the call options it writes and thus does not control the timing of such taxable events.

With respect to a put or call option that is purchased by the Fund, if the option is sold, any resulting gain or loss will be a capital gain or loss and will be short term or long term, depending upon the holding period for the option. If the option expires, the resulting loss is a capital loss and is short term or long term, depending upon the holding period for the option. If the option is exercised, the cost of the option, in the case of a call option, is added to the basis of the purchased security and, in the case of a put option, reduces the amount realized on the underlying security in determining gain or loss.

The Fund’s investment in so-called “section 1256 contracts,” such as regulated futures contracts, most foreign currency forward contracts traded in the interbank market, options on most stock indices and any non-equity options, are subject to special tax rules. All section 1256 contracts held by the Fund at the end of its taxable year are required to be marked to their market value, and any unrealized gain or loss on those positions will be included in the Fund’s income as if each position had been sold for its fair market value at the end of the taxable year, thereby potentially causing the Fund to recognize gain in advance of a corresponding receipt of cash. The resulting gain or loss will be combined with any gain or loss realized by the Fund from positions in section 1256 contracts closed during the taxable year. Provided such positions were held as capital assets and were neither part of a “hedging transaction” nor part of a “straddle,” 60% of the resulting net gain or loss will be treated as long term capital gain or loss, and 40% of such net gain or loss will be treated as short term capital gain or loss, regardless of the period of time the positions were actually held by the Fund.

Investments by the Fund in certain “passive foreign investment companies” (“PFICs”) could subject the Fund to U.S. federal income tax (including interest charges) on certain distributions or dispositions with respect to those investments which cannot be eliminated by making distributions to shareholders. Elections may be available to the Fund to mitigate the effect of the PFIC rules, but such elections generally accelerate the recognition of income without the receipt of cash. Dividends paid by PFICs will not qualify for the reduced tax rates applicable to qualified dividend income, as discussed below under “Taxation of Shareholders.”

The Fund may invest in debt obligations purchased at a discount with the result that the Fund may be required to accrue income for U.S. federal income tax purposes before amounts due under the obligations are paid. The Fund may also invest in securities rated in the medium to lower rating categories of nationally recognized rating organizations, and in unrated securities (“high yield securities”). A portion of the interest payments on such high yield securities may be treated as dividends for certain U.S. federal income tax purposes.

The Fund may invest in preferred securities or other securities the U.S. federal income tax treatment of which may not be clear or may be subject to special rules or to recharacterization by the IRS. To the extent the tax treatment of such securities or the income from such securities differs from the tax treatment expected by the Fund, it could affect the timing or character of income recognized by the Fund, potentially requiring the Fund to purchase or sell securities, or otherwise change its portfolio, in order to comply with the tax rules applicable to RICs under the Code.

As a result of investing in stock of PFICs or securities purchased at a discount or any other investment that produces income that is not matched by a corresponding cash distribution to the Fund, the Fund could be required to include in current income, income it has not yet received in cash. Any such income would be treated as income earned by the Fund and therefore would be subject to the distribution requirements of the Code. This might prevent the Fund from distributing 90% of its investment company taxable income as is required in order to avoid Fund-level U.S. federal income tax on all of its income, or might prevent the Fund from distributing enough ordinary income and capital gain net income to avoid the imposition of Fund-level income or excise taxes. To avoid this result, the Fund may be required to borrow money or dispose of securities at inopportune times or on unfavorable terms, forgo favorable investments, or take other actions that it would otherwise not take, to be able to make distributions to its shareholders.

If the Fund does not meet the asset coverage requirements of the 1940 Act and the Statement of Preferences of the Series C Preferred Shares, the Fund will be required to suspend distributions to the holders of its common shares until the asset coverage is restored. Such a suspension of distributions might prevent the Fund from distributing 90% of its investment company taxable income as is required in order to avoid Fund-level U.S. federal income taxation on all of its income, or might prevent the Fund from distributing enough income and capital gain net income to avoid imposition of Fund-level income or excise taxes.

Because the Fund may invest in foreign securities, its income from such securities may be subject to non-U.S. taxes. The Fund intends to invest less than 50% of its total assets in foreign securities. As long as the Fund continues to invest less than 50% of its assets in foreign securities, the Fund will not be eligible to elect to “pass-through” to its shareholders the ability to use the foreign tax deduction or foreign tax credit for foreign taxes paid with respect to qualifying taxes.

Taxation of Noteholders

Noteholders will be required to include payments of interest on the notes in their gross income in accordance with their method of accounting for U.S. federal income tax purposes.

Any gain from the disposition of the notes will be treated as capital gain for noteholders who hold the notes as capital assets and as long-term capital gain if the notes have been held for more than one year as of the date of disposition. However, a portion of such gain may be required to be treated as ordinary income under special rules of the Code governing the treatment of market discount. A noteholder who acquires a note at a market discount (i.e., at a price less than the principal amount or the “adjusted issue price” as determined for tax purposes, if relevant), such as a subsequent purchaser of the notes, will be required to treat as ordinary income a portion of any gain realized upon a disposition of the note equal to the amount of market discount deemed to have been accrued as of the date of disposition unless an election is made to include such discount in income on a current basis. A noteholder who acquires a note at a market discount and does not elect to include such discount in income on a current basis will be required to defer deduction of a portion of interest paid or accrued on debt incurred or continue to purchase or carry the note until the noteholder disposes of the note. These rules may have an effect on the price that can be obtained upon the sale of a note. Amounts received upon a redemption of the notes will be subject to tax as ordinary income to the extent of any accrued and unpaid interest on the notes as of the date of redemption.

If you are a nonresident alien individual or a foreign corporation (a “foreign investor”), the payment of interest on the notes generally will be considered “portfolio interest” and thus generally will be exempt from U.S. withholding tax. This exemption will apply to you provided that (1) interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States, (2) you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code, (3) you do not actually or constructively own 10 percent or more of the combined voting power of all classes of the Fund’s stock entitled to vote, (4) you are not a controlled foreign corporation that is related, directly or indirectly, to the Fund through stock ownership, and (5) you satisfy the certification requirements described below.

To satisfy the certification requirements, either (1) the holder of any notes must certify, under penalties of perjury, that such holder is a non-U.S. person and must provide such owner’s name, address and taxpayer identification number, if any, on IRS Form W-8BEN (or other applicable Form W-8), or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes on behalf of the holder thereof must certify, under penalties of perjury, that it has received a valid and properly executed IRS Form W-8BEN from the beneficial holder and comply with certain other requirements. Special certification rules apply for notes held by a foreign partnership and other intermediaries.

Interest on notes received by a foreign investor that is not excluded from U.S. federal withholding tax under the portfolio interest exemption as described above generally will be subject to 30% U.S. withholding tax, unless a reduced rate of withholding or a withholding exemption is provided under applicable treaty law. In order to obtain such a reduced rate of withholding, a foreign investor will be required to provide an IRS Form W-8BEN (or other applicable Form W-8) certifying its entitlement to benefits under a treaty.

Any capital gain that a foreign investor realizes on a sale, exchange or other disposition of notes generally will be exempt from United States federal income tax, including withholding tax.

Different tax consequences may result if the foreign investor is engaged in a trade or business in the United States or, in the case of an individual, is present in the United States for 183 or more days during a taxable year and certain other conditions are met. Foreign investors are urged to consult their own tax advisers concerning the applicability of the U.S. withholding tax.

Notwithstanding the foregoing, withholding is generally required at a rate of 30% on interest in respect of the Fund’s notes held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such notes or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which the Fund’s notes are held will affect the determination of whether such withholding is required. Similarly, interests in respect of the Fund’s notes held by an investor that is a non-financial non-U.S. entity will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the Fund or other applicable withholding agent will in turn be required to provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Foreign investors are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in the Fund’s shares.

Foreign investors should consult their tax advisers regarding the tax consequences of investing in the Fund’s notes.

The Fund is required in certain circumstances to backup withholding on interest distributions paid to non-corporate holders of the Fund’s notes who do not furnish the Fund with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

THE FOREGOING IS A GENERAL AND ABBREVIATED SUMMARY OF CERTAIN PROVISIONS OF THE CODE AND TREASURY REGULATIONS PRESENTLY IN EFFECT. FOR THE COMPLETE PROVISIONS, REFERENCE SHOULD BE MADE TO THE PERTINENT CODE SECTIONS AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER. THE DISCUSSION SET FORTH ABOVE IS SUBJECT TO CHANGE BY LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE ACTION, EITHER PROSPECTIVELY OR RETROACTIVELY. PERSONS CONSIDERING AN INVESTMENT IN THE NOTE SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTE.